                                                                    EXHIBIT 10.8

                                                                  Conformed Copy

--------------------------------------------------------------------------------





                                 $100,000,000

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT

                                     Among

                        PACIFIC GATEWAY EXCHANGE, INC.


                  PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED

                                      And

                             BANK OF AMERICA, N.A.
                            as Administrative Agent

                         DEUTSCHE BANK SECURITIES INC.
                             as Syndication Agent

                                      And

                        BANC OF AMERICA SECURITIES LLC
                         DEUTSCHE BANK SECURITIES INC.
                            as Joint Lead Arrangers
                                      and
                            as Joint Book Managers

                                      And

                                      the

                                    LENDERS


                         Dated as of November 23, 1999

                                 $100,000,000

                        PACIFIC GATEWAY EXCHANGE, INC.

                               TABLE OF CONTENTS

                                          ARTICLE I. DEFINITIONS

   1.01.  Definitions..............................................................................    1
   1.02.  Accounting and Other Terms...............................................................   21
   1.03.  Currency Equivalents Generally...........................................................   21

                                       ARTICLE II.  THE LOAN FACILITY

   2.01.  Loans....................................................................................   21
   2.02.  Making Advances..........................................................................   22
   2.03.  Evidence of Debt for Borrowed Money......................................................   24
   2.04.  Optional Prepayments.....................................................................   24
   2.05.  Mandatory Prepayments....................................................................   25
   2.06.  Repayment................................................................................   25
   2.07.  Interest.................................................................................   26
   2.08.  Default Interest.........................................................................   26
   2.09.  Continuation and Conversion Elections....................................................   27
   2.10.  Fees.....................................................................................   28
   2.11.  Reduction and Adjustment of Commitments..................................................   28
   2.12.  Funding Losses...........................................................................   30
   2.13.  Computations and Manner of Payments......................................................   30
   2.14.  Yield Protection; Changed Circumstances..................................................   32
   2.15.  Use of Proceeds..........................................................................   35
   2.16.  Collateral...............................................................................   35

                                        ARTICLE III.  LETTERS OF CREDIT

   3.01.  Issuance of Letters of Credit............................................................   36
   3.02.  Letters of Credit Fee....................................................................   37
   3.03.  Reimbursement Obligations................................................................   38
   3.04.  Lenders' Obligations.....................................................................   39
   3.05.  Administrative Agent's Obligations.......................................................   39
   3.06.  Phase-In of the Euro.....................................................................   40

                                         ARTICLE IV.  CONDITIONS PRECEDENT

   4.01.  Conditions Precedent to the Initial Advance and the Issuance of the Initial Letter
          of Credit................................................................................   40
   4.02.  Conditions Precedent to All Advances and Letters of Credit...............................   43


                                      ARTICLE V.  REPRESENTATIONS AND WARRANTIES

   5.01.  Representations and Warranties...........................................................   44
   5.02.  Survival of Representations and Warranties...............................................   51


                                       ARTICLE VI.  GENERAL COVENANTS

   6.01.  Preservation of Existence and Similar Matters............................................   51
   6.02.  Business; Compliance with Applicable Law. ...............................................   52
   6.03.  Maintenance of Properties................................................................   52
   6.04.  Accounting Methods and Financial Records.................................................   52
   6.05.  Insurance................................................................................   52
   6.06.  Payment of Taxes and Claims..............................................................   52
   6.07.  Visits and Inspections...................................................................   53
   6.08.  Use of Proceeds..........................................................................   53
   6.09.  Indemnity................................................................................   53
   6.10.  Environmental Law Compliance.............................................................   54
   6.11.  Acquisitions, Generally..................................................................   55
   6.12.  Subsidiary Designation...................................................................   55
   6.13.  Year 2000 Compliance.....................................................................   55
   6.14.  Eurocurrency Conversion to the Euro......................................................   55

                                     ARTICLE VII.  INFORMATION COVENANTS

   7.01.  Quarterly Financial Statements and Information...........................................   56
   7.02.  Annual Financial Statements and Information..............................................   56
   7.03.  Compliance Certificates..................................................................   56
   7.04.  Copies of Other Reports and Notices......................................................   56
   7.05.  Notice of Default and Other Matters......................................................   57
   7.06.  ERISA Reporting Requirements.............................................................   58

                                     ARTICLE VIII.  NEGATIVE COVENANTS

   8.01.  Financial Covenants......................................................................   59
   8.02.  Debt for Borrowed Money..................................................................   61
   8.03.  Liens....................................................................................   62
   8.04.  Investments..............................................................................   62
   (i)    .........................................................................................   63
   (j)    .........................................................................................   63
   8.05.  Liquidation, Disposition or Acquisition of Assets, Merger, New Subsidiaries..............   63
   8.06.  Guaranties; Contingent Liabilities.......................................................   64
   8.07.  Restricted Payments......................................................................   64
   8.08.  Affiliate Transactions...................................................................   64
   8.09.  Compliance with ERISA....................................................................   65
   8.10.  Capital Stock............................................................................   65
   8.11.  Sale and Leaseback.......................................................................   65
   8.12.  Sale or Discount of Receivables..........................................................   65
   8.13.  Limitation on Restrictive Agreements.....................................................   65
   8.14.  Amendment of Material Agreements.  ......................................................   66
   8.15.  Name Changes.  ..........................................................................   66
   8.17.  The Interest Reserve Securities..........................................................   66

                                    ARTICLE IX.  EVENTS OF DEFAULT

   9.01.  Events of Default........................................................................   67
   9.02.  Remedies upon Default....................................................................   70
   9.03.  Cumulative Rights........................................................................   71
   9.04.  Waivers..................................................................................   71
   9.05.  Performance by Administrative Agent or any Lender........................................   71
   9.06.  Expenditures.............................................................................   71
   9.07.  Control..................................................................................   72

                                   ARTICLE X.  THE ADMINISTRATIVE AGENT

   10.01. Authorization and Action.................................................................   72
   10.02. Administrative Agent's Reliance, Etc.....................................................   72
   10.03. Bank of America, N.A. and Affiliates.....................................................   73
   10.04. Lender Credit Decision...................................................................   73
   10.05. Indemnification by Lenders...............................................................   73
   10.06. Successor Administrative Agent...........................................................   73

                                        ARTICLE XI.  MISCELLANEOUS

   11.01. Amendments and Waivers...................................................................   74
   11.02. Notices..................................................................................   74
   11.03. Parties in Interest......................................................................   76
   11.04. Assignments and Participations...........................................................   77
   11.05. Sharing of Payments......................................................................   78
   11.06. Right of Set-off.........................................................................   78
   11.07. Costs, Expenses, and Taxes...............................................................   78
   11.08. Rate Provision...........................................................................   79
   11.09. Severability.............................................................................   79
   11.10. Exceptions to Covenants..................................................................   80
   11.11. Counterparts.............................................................................   80
   11.12. GOVERNING LAW; WAIVER OF JURY TRIAL......................................................   80
   11.13. ENTIRE AGREEMENT.........................................................................   81
   11.14. Confidentiality..........................................................................   81
   11.15. Amendment, Restatement, Extension, Renewal and Increase..................................   81

                                 $100,000,000

                        PACIFIC GATEWAY EXCHANGE, INC.
                  PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT


     THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 23, 1999, among PACIFIC GATEWAY EXCHANGE, INC., a Delaware corporation (the "Domestic Borrower"), PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED, a Bermuda company (the "Foreign Borrower"), the Lenders (as defined below), BANC OF AMERICA SECURITIES LLC, as joint lead arranger and joint book manager, DEUTSCHE BANK SECURITIES INC., as joint lead arranger, joint book manager and syndication agent and BANK OF AMERICA, N.A., as a Lender and Administrative Agent.

                                  BACKGROUND.

     WHEREAS, the Domestic Borrower, the Administrative Agent and the Lenders entered into a 364-day Credit Agreement on December 18, 1998 (as amended, the "Original Credit Agreement"),

     WHEREAS, the Domestic Borrower and the Foreign Borrower have requested the Administrative Agent and the Lenders to amend, restate, extend, and increase the Original Credit Agreement and add the Foreign Borrower as a Borrower.

                                  AGREEMENT.

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I. DEFINITIONS

     1.01. Definitions. As used in this Agreement, the following terms have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

     "Administrative Agent" means Bank of America, N.A. f/k/a Bank of America, NT&SA in its capacity as Administrative Agent hereunder, or any successor Administrative Agent appointed pursuant to Section 10.06 hereof.

     "Advance" means an advance made by a Lender to either Borrower pursuant to
Section 2.01 hereof or any payment by Administrative Agent of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower as provided in Section 3.03(d), which shall
                                                 ---------------
include Domestic Revolver Advances, Foreign Revolver Advances and Refinancing Advances.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled By or is Under Common Control with another Person.

     "Agreement" means this Credit Agreement, as hereafter amended, modified, increased, extended, restated or supplemented from time to time.

     "Applicable Law" means in respect of any Person, all provisions of Laws of Tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party.

     "Applicable Margin" means, with respect to LIBOR Advances, 3.50% per annum, and with respect to Base Rate Advances, 2.50% per annum.

     "Applicable Specified Percentage" means with respect to any Lender, in the case of the Domestic Revolver Loan, such Lender's Domestic Revolver Specified Percentage, in the case of the Foreign Revolver Loan, such Lender's Foreign Revolver Specified Percentage.

     "Application" means any stand-by letter of credit application delivered to Administrative Agent for or in connection with any stand-by Letter of Credit pursuant to Article III hereof, in Administrative Agent's standard form for stand-by multicurrency letters of credit.

     "Approved Subsidiary" means (i) any wholly owned Domestic DB Subsidiary which has executed an Unlimited Guaranty of Obligations and security agreement pledging its assets to secure the Obligations and for which 100% of the Capital Stock is subject to the first and prior Lien of the Lenders or (ii) with respect to any wholly owned FB Subsidiary or Foreign DB Subsidiary (A) that has executed an Unlimited Guaranty of the Obligations of the Foreign Borrower and its Subsidiaries under the Foreign Commitment, (B) that has executed a security agreement pledging its assets to secure the Obligations of the Foreign Borrower and its Subsidiaries under the Foreign Commitment and for which 100% of the Capital Stock is subject to the first and prior Lien of the Lenders, (C) and for which the Administrative Agent has received an opinion of foreign counsel in form reasonably acceptable to Administrative Agent, or (iii) any Subsidiary that the Lenders, in their sole discretion agree and acknowledge is an Approved Subsidiary in a subsequent agreement.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee in accordance with the terms and conditions of
Section 11.04 hereof, and accepted by Administrative Agent, in the form of Exhibit E hereto.
---------

     "Auditor" means PricewaterhouseCoopers or other independent certified public accountants selected by the Borrower and acceptable to Administrative Agent.

     "Authorized Officer" means, with respect to either Borrower and its Subsidiaries respectively, any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Vice President of the Domestic Borrower.

     "Bank Affiliate" means the holding company of any Lender, or any wholly owned direct or indirect subsidiary of such holding company or of such Lender.


     "Base Advance" means an Advance under the Domestic Revolver Loan or the Foreign Revolver Loan, bearing interest at the Base Rate.

     "Base Rate" means a per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, and (b) the sum of the Applicable Margin plus the higher of
(i) a fluctuating rate per annum as shall be in effect from time to time announced or published by Bank of America, N.A. as its "Reference Rate", and which may not necessarily be the lowest interest rate charged by Bank of America, N.A., and (ii) the Federal Funds Rate in effect at such time plus 0.50%.


     "Board of Directors" means the Board of Directors of the Domestic Borrower or any committee thereof duly authorized to act on behalf of such Board.

     "Borrower" or "Borrowers" means individually the Domestic Borrower and the Foreign Borrower, and collectively both the Domestic Borrower and the Foreign Borrower.

     "Borrowing" means a borrowing of the same Type made on the same day to the same Borrower.

     "Borrowing Notice" has the meaning set forth in Section 2.02(a) hereof.

     "Business Day" means a day on which banks are open for the transaction of business as required by this Agreement in New York, New York, and, with respect to any LIBOR Advance, a domestic business day in London, England and a day on which commercial banks are open for international business in London, England (including dealings in United States dollar deposits), and as otherwise relevant to the determination to be made or the action to be taken.

     "Capital Expenditures" means capital expenditures, as defined in accordance with GAAP.

     "Capital Leases" means capital leases and subleases, as defined in accordance with GAAP.

     "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation, each class of partnership interests (including without limitation, general, limited and preference units) in any Person that is a partnership, and each membership interest in any Person that is a limited liability company.

     "Closing Date" means the date hereof.

     "Change of Control" means the occurrence of any one or more of the following events: (i) any event which constitutes a change in Control of the Domestic Borrower, or (ii) any event which constitutes a change in Control of the Foreign Borrower, or (iii) any event which results in either Borrower's failure to own and control 100% of the Capital Stock of any of their Subsidiaries, except as otherwise expressly permitted hereunder or as scheduled on Schedule 5.01(a) hereto.

     "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any provision of the Code shall include all successor provisions thereto.

     "Collateral" has the meaning ascribed thereto in Section 2.16 hereof.

     "Commitment" means the Domestic Commitment and the Foreign Commitment.

     "Commitment Fee" means the Domestic Revolver Commitment Fee and the Foreign Revolver Commitment Fee.

     "Communications Act" means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

     "Compliance Certificate" means a certificate of an Authorized Officer in the form of Exhibit B hereto, (a) certifying that such individual has no
            ---------
knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action being taken or proposed to be taken with respect thereto and (b) setting forth detailed calculations with respect to the covenants described in Section 8.01 hereof.

     "Consequential Loss" with respect to (a) either Borrower's payment of all or any portion of the then-outstanding principal amount of a LIBOR Advance on a day other than the last day of the related Interest Period, including, without limitation, payments made as a result of the acceleration of the maturity of a Note, (b) subject to Administrative Agents' prior consent, a LIBOR Advance made on a date other than the date on which the Advance is to be made according to
Section 2.02(a) or Section 2.09 hereof to the extent such Advance is made on such other date at the request of either Borrower, or (c) any of the circumstances specified in Sections 2.04, 2.05 and 2.06 hereof on which a Consequential Loss may be incurred, means any loss, cost or expense incurred by any Lender as a result of the timing of the payment or Advance or in liquidating, redepositing, redeploying or reinvesting the principal amount so paid or affected by the timing of the Advance or the circumstances described in Sections 2.04, 2.05 or 2.06 hereof, which amount shall be the sum of (i) the interest that, but for the payment or timing of Advance, such Lender would have earned in respect of that principal amount, reduced, if such Lender is able to redeposit, redeploy, or reinvest the principal amount, by the interest earned by such Lender as a result of redepositing, redeploying or reinvesting the principal amount plus (ii) any expense or penalty incurred by such Lender by reason of liquidating, redepositing, redeploying or reinvesting the principal amount. Each determination by each Lender of any Consequential Loss is, in the absence of manifest error, presumptive evidence of the validity of such claim, which upon request by either Borrower shall be certified in a certificate.

     "Contingent Liability" means, as to any Person, any obligation or Guaranty, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation, but excluding endorsement of checks, drafts and other instruments in the ordinary course of business, provided that this definition of "Contingent Liability" shall not include Guaranties by either Borrower or any Subsidiary of either Borrower of any obligations of such Borrower or any wholly owned Subsidiary of such Borrower that has executed an Unlimited Guaranty.

     "Continue," "Continuation" and "Continued" each refer to the continuation pursuant to Section 2.09 hereof of a LIBOR Advance from one Interest Period to the next Interest Period.

     "Control" or "Controlled By" or "Under Common Control" mean (a) possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person or "group" (as defined in
            --------
Sections 13(d) and 14(a) of the Securities Exchange Act of 1934) which beneficially owns (i)35% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation and (ii) 35% or more of the interest in capital or profits of a partnership shall be conclusively presumed to control such partnership or (b) as defined in the indenture, agreement or other documentation providing for the High Yield Indebtedness.

     "Controlled Group" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     "Conversion or Continuance Notice" has the meaning set forth in Section 2.09(b) hereof.

     "DB Subsidiaries" means all direct Subsidiaries of the Domestic Borrower and all further Subsidiaries (direct and indirect) of such direct Subsidiaries, but shall exclude the Foreign Borrower and PGE New Zealand Partnership.

     "Debt" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified on the balance sheet as liabilities, and in any event including (without duplication) (a) Capital Leases, (b) Contingent Liabilities that are required to be disclosed and quantified in notes to consolidated financial statements in accordance with GAAP, (c) liabilities secured by any Lien on any Property, regardless of whether such secured liability is with or without recourse, and (d) installment payment non-compete agreements.

     "Debt for Borrowed Money" means, with respect to either Borrower and their Subsidiaries, at any date, without duplication, all Debt of the Borrowers and their Subsidiaries that constitutes (a) all obligations of the Borrowers and such Subsidiaries for borrowed money, letters of credit (or applications for letters of credit) or other similar instruments, (b) all obligations of the Borrowers and their Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Borrowers and their Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) the principal component of obligations under Capital Leases of the Borrowers and their Subsidiaries, (e) installment payment non-compete agreements for the Borrowers and their Subsidiaries, and (f) all Contingent Liabilities relating to obligations of another Person (other than a wholly owned Subsidiary of either Borrower that has executed an Unlimited Guaranty, with respect to Debt of another wholly owned Subsidiary of either Borrower that has executed an Unlimited Guaranty) of the type described in (a) through (e) above.

     "Debtor Relief Laws" means applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

     "Default" means any events, acts or conditions specified in Section 9.01 hereof, whether or not any requirement in connection with such events, acts or conditions for the giving of notice, lapse of time, or happening of any further condition has been satisfied.

     "Distribution" means, as to any Person, (a) any declaration or payment of any distribution or dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to or in any holder of, any partnership interest or shares of Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose), or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of partnership interest or Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose).

     "Dollars" and the symbol "$" mean the lawful currency of the United States.

     "Domestic Commitment" means the Domestic Revolver Commitment.

     "Domestic Commitment Fee" means the Domestic Revolver Commitment Fee.

     "Domestic DB Subsidiaries" means DB Subsidiaries that are incorporated or organized under the Laws of the United States or any state therein.

     "Domestic Revolver Commitment" means, with respect to the Domestic Revolver Loan, $30,000,000 as reduced from time to time pursuant to Section 2.11 hereof.

     "Domestic Revolver Advance" means any advance made under the Domestic Revolver Loan.

     "Domestic Revolver Commitment Fee" means the fee described in Section 2.10(a) hereof.

     "Domestic Revolver Loan" means the loan made by a Lender pursuant to
Section 2.01(a) of this Agreement.

     "Domestic Revolver Note" means each Note of the Domestic Borrower evidencing Domestic Revolver Advances under the Domestic Revolver Loan hereunder, substantially in the form of Exhibit A hereto, together in each case,
                                        ---------
with any extension, renewal or amendment thereof, or substitution therefor.

     "Domestic Revolver Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof designated as its Domestic Revolver Specified Percentage, or as adjusted or specified (i) in any Assignment and Acceptance or (ii) in any amendment to this Agreement.

     "EMU" shall have the meaning ascribed thereto in Section 6.14 hereto.
                                                      ------------

     "Environmental Claim" means any written notice by any Tribunal alleging liability for damage to the environment, or by any Person alleging liability for personal injury (including sickness, disease or death), resulting from or based upon (a) the presence or release (including sudden or non-sudden, accidental or non-accidental, leaks or spills) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S)9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. (S)1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S)1251 et seq.), the Clean Air Act (42 U.S.C.
(S)7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S)2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S)651 et seq.) ("OSHA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous future federal, or present or future state or local, Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations issued thereunder, as from time to time in effect.

     "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of either Borrower or any Obligor, or is under common control with either Borrower or any Obligor, within the meaning of
Section 414(c) of the Code, and the regulations and rulings issued thereunder.

     "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the issuance by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by either Borrower, any Subsidiary of either Borrower or an ERISA Affiliate from a Multiple Employer Plan during a Plan year for which it was a substantial employer, as defined in
Section 4001(a)(2) of ERISA, (d) the failure by either Borrower any Subsidiary of either Borrower, or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, (e) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

     "Euro" shall have the meaning ascribed thereto in Section 6.14 hereof.
                                                       ------------

     "Eurocurrency" means any currency listed on Schedule 1.01 and any other
                                                 -------------
lawful currencies acceptable to each Lender evidenced by its prior written consent (a) for which the Foreign Borrower has delivered to Administrative Agent an Application for a Letter of Credit and (b) which is freely convertible into Dollars.

     "Event of Default" means any of the events, acts or conditions specified in
Section 9.01 of this Agreement, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Excluded IRU Agreements" means those certain IRU agreements executed by the Domestic Borrower, the Foreign Borrower or their Subsidiaries and detailed on Schedule 1.03 hereof.
   -------------

     "FCC" means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means that certain Fee Letter dated as of October 29, 1999 among the Borrowers, the Administrative Agent, Bankers Trust Company, Deutsche Bank Securities Inc. and Banc of America Securities LLC.

     "FB Subsidiaries" means all direct Subsidiaries of the Foreign Borrower and all further Subsidiaries (direct or indirect) of such direct Subsidiaries.

     "Foreign Borrower" means Pacific Gateway Exchange (Bermuda) Limited, a Bermuda company and wholly owned Subsidiary of the Domestic Borrower.

     "Foreign Commitment" means the Foreign Revolver Commitment.

     "Foreign Commitment Fee" means the Foreign Revolver Commitment Fee.

     "Foreign DB Subsidiaries" means DB Subsidiaries that are not Domestic DB Subsidiaries.

     "Foreign Revolver Commitment" means, with respect to the Foreign Revolver Loan, $70,000,000 as reduced or adjusted from time to time pursuant to Section
2.11 hereof.

     "Foreign Revolver Advance" means any advance made under the Foreign Revolver Loan.

     "Foreign Revolver Commitment Fee" means the fee described in Section 2.10(a) hereof.

     "Foreign Revolver Loan" means the loan made by a Lender pursuant to Section 2.01(b) of this Agreement.

     "Foreign Revolver Note" means each Note of the Foreign Borrower evidencing Foreign Revolver Advances under the Foreign Revolver Loan hereunder, substantially in the form of Exhibit G hereto, together in each case, with any
                             ---------
extension, renewal or amendment thereof, or substitution therefor.

     "Foreign Revolver Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof designated as its Foreign Revolver Specified Percentage, or as adjusted or specified (i) in any Assignment and Acceptance or (ii) in any amendment to this Agreement.

     "GAAP" means generally accepted accounting principles promulgated in the United States applied on a consistent basis. Application on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except for new developments or statements promulgated by the Financial Accounting Standards Board and other changes in accounting methods permitted by generally accepted accounting principles.

     "Guarantors" means (i) with respect to the Foreign Borrower, the Domestic Borrower, each FB Subsidiary and each DB Subsidiary existing on the Closing Date or formed or acquired by the applicable Borrower after the date hereof and (ii) with respect to the Domestic Borrower, each Domestic DB Subsidiary existing on the Closing Date or formed or acquired by the Domestic Borrower after the date hereof; in each case that has executed an Unlimited Guaranty.

     "Guaranty" means a guaranty executed by any Person of the obligations of another Person, or any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any comfort letter, or take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

     "Hazardous Materials" means all materials subject to any Environmental Law, including without limitation materials listed in 49 C.F.R. (S) 172.101, Hazardous Substances, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, asbestos, or material containing asbestos.

     "Hazardous Substances" means hazardous waste as defined in the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Resource Conservation Recovery Act, 42 U.S.C. (S) 6901 et seq., and the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.

     "High Yield Indebtedness" means any unsecured Debt for Borrowed Money issued by the Domestic Borrower or unsecured Debt for Borrowed Money that is contractually subordinate to the Obligations hereunder on terms and conditions, and subject to documentation acceptable to Majority Lenders

     "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

     "Income Tax Expense" means the aggregate Taxes paid or accrued by either Borrower or any of their Subsidiaries for the relevant period of determination.

     "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

     "Interest Coverage Ratio" means, on any date of determination for the Borrowers and their Subsidiaries, the ratio of (a) Operating Cash Flow for the most recently completed four fiscal quarters to (b) (i) the aggregate amount of cash Interest Expense actually paid during the most recently completed twelve month period minus (ii) any interest paid out of the proceeds from the Interest Reserve Securities.

     "Interest Expense" means, for the Borrowers and their Subsidiaries on a consolidated basis for any period of determination, the gross interest expense (including capitalized interest) for any period on Total Debt, determined in accordance with GAAP, minus the sum of interest income for such period.

     "Interest Period" means, with respect to any LIBOR Advance, the period beginning on the date the Advance is made or continued as a LIBOR Advance and ending one, two, three or six months thereafter (as either Borrower shall select), provided, however, that:
         --------  -------


          (a) neither Borrower may select any Interest Period that ends after any principal repayment date unless, after giving effect to such selection, the aggregate principal amount of LIBOR Advances having Interest Periods that end on or prior to such principal repayment date, shall be at least equal to the principal amount of Advances due and payable on and prior to such date;

          (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such
     --------  -------
     Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     "Interest Rate Protection Agreement" means an interest rate swap, cap, collar or similar interest rate protection agreement between either Borrower and any Lender.

     "Interest Reserve Securities" means those certain United States government securities to be purchased in connection with the issuance of the High Yield Indebtedness pursuant to the terms of an indenture or other form of agreement for purpose of the payment of interest on the High Yield Indebtedness during the first two years after the issuance of the High Yield Indebtedness.

     "Investment" means any acquisition of all or substantially all of the assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, any Capital Stock or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from sales to that other Person in the ordinary course of business.

     "IRU" means an indefeasible right to use fiber or telecommunications capacity, including the right to use the related transport and network equipment.

     "IRU Agreements" means those certain IRU agreements executed by the Domestic Borrower, the Foreign Borrower or their Subsidiaries and detailed on
Schedule 1.04 hereof.
-------------

     "Japan-US Agreement" means that certain Japan-U.S. Cable Network and Construction and Maintenance Agreement dated as of July 31, 1998 among Foreign Borrower and the other parties thereto, as amended from time to time.

     "Law" means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Tribunal.

     "Lenders" means the lenders listed on the signature pages of this Agreement, and each transferee which hereafter becomes a party to this Agreement pursuant to Section 11.04 hereof or pursuant to an amendment to this Agreement, so long as each is owed any portion of the Obligation or is obligated to make any Advance hereunder.

     "Lending Office" means, with respect to each Lender, its branch or affiliate, (a) initially, the office of each Lender, branch or affiliate identified on each Lender's signature page hereto, and (b) subsequently, such other office of each Lender, branch or affiliate as each Lender may designate to the Borrowers and Administrative Agent as the office from which the Advances of each Lender will be made and maintained and for the account of which all payments of principal and interest on the Advances and the Commitment Fee will thereafter be made. Lenders may have more than one Lending Office for the purpose of making Base Advances and LIBOR Advances.

     "Letter of Credit Commitment" means, on any date of determination, an amount equal to the lesser of (a) $5,000,000 and (b) the Foreign Revolver Commitment minus (without duplication) the sum of (i) all outstanding Foreign Revolver Advances under the Foreign Revolver Loan, (ii) the amount available to be drawn of all outstanding Letters of Credit (or if such Letters of Credit are denominated in a currency other than Dollars, the Dollar equivalent of such currency) plus (iii) all reimbursement obligations under Article III hereof (or if such reimbursement obligations are denominated in a currency other than Dollars, the Dollar equivalent of such currency).

     "Letters of Credit" means the irrevocable standby letters of credit issued by Administrative Agent under and pursuant to Article III hereof, as each may be amended, modified, substituted, increased, replaced, renewed or extended from time to time.

     "LIBOR Advance" means an Advance under the Domestic Revolver Loan or the Foreign Revolver Loan, bearing interest at the LIBOR Rate.

     "LIBOR Lending Office" means, with respect to each Lender, the office designated as its "LIBOR Lending Office" on each Lender's signature page hereto, or such other office of Lender or any of its affiliates hereafter designated by notice to the Borrowers and Administrative Agent.

     "LIBOR Rate" means, for any LIBOR Advance for any Interest Period therefore, a rate per annum equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the Applicable Margin, plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest one-one hundredth (1/100th) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest one-one hundredth (1/100th) of one percent (1%)) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is
                                    --------  -------
specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

     "License" means, as to either Borrower, or any Subsidiary of either Borrower, any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Tribunal or third Person (including without limitation, the FCC or any applicable PUC) necessary for such Person to own, build, maintain, or operate its business or Property.

     "Lien" means any mortgage, pledge, assignment, security interest, encumbrance, lien, statutory or otherwise, or charge of any kind, (or an equivalent under the laws of a country other than the US) or other priority or preferential arrangement having the practical effect of any of the foregoing, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an (a) operating lease or (b) the true consignment of goods to either Borrower or any Subsidiary of either Borrower as consignee).

     "Litigation" means any proceeding, claim, lawsuit, arbitration, and/or investigation conducted by or before any Tribunal or arbitrator, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

     "Loan Papers" means this Agreement, the Notes, the Unlimited Guaranties, the pledge agreements, the financing statements, any Interest Rate Protection Agreement and related documents entered into by the Borrowers or any Obligor with any Lender or any Bank Affiliate, all Letters of Credit, all Applications and all other agreements between either Borrower or any Obligor and the Administrative Agent related to any Letter of Credit, Assignment and Acceptances, post-closing letters, all security agreements, pledges, mortgages, deeds of trust, assignments, leasehold mortgages, leasehold deeds of trust, collateral assignments and other agreements and documentation relating to the Liens securing the Obligations, and all other documents, instruments, agreements, or certificates executed or delivered from time to time by any Obligor in connection with this Agreement or as security for the Obligations hereunder, granting collateral or otherwise, as each such agreement may be amended, modified, substituted, replaced or extended from time to time.

     "Loans" means the Domestic Revolver Loan and the Foreign Revolver Loan.

     "Majority Lenders" means (i) if there are three or fewer Lenders, all Lenders, and (ii) if there are four or more Lenders, any combination of Lenders having at least 66 2/3% of the aggregate amount of outstanding Advances hereunder, provided, however, that if no Advances are outstanding, such term means any combination of one or more Lenders having Total Specified Percentages equal to at least 66 2/3% of the aggregate Commitment.

     "Material Adverse Change" means any circumstance or event that is or could reasonably be expected to (a) be material and adverse on the financial condition, business, operations, prospects, or Properties of the Borrowers and their Subsidiaries on a consolidated basis or, (b) materially and adversely affect the validity, enforceability or collection under any Loan Paper or (c) cause a Default or Event of Default.

     "Maturity Date" means the earlier of November 20 , 2000, or such earlier date on which the total amount of outstanding Obligations are due and payable (including, without limitation, whether by acceleration, scheduled reduction of the Commitment to zero, mandatory or voluntary commitment reduction of the Commitment to zero, installment payments or otherwise).

     "Maximum Amount" means the maximum amount of interest which, under Applicable Law, a Lender is permitted to charge on the Obligations.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which either Borrower, any Subsidiary of either Borrower, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

     "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of either Borrower, any Subsidiary of either Borrower, or any ERISA Affiliate and at least one Person other than either Borrower, any Subsidiary of either Borrower and any ERISA Affiliate, or (b) was so maintained and in respect of which either Borrower, any Subsidiary of either Borrower, or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "National Currency" shall have the meaning ascribed thereto in Section 6.14
                                                                    ------------
hereof.

     "Net Proceeds" means the gross cash proceeds received by either Borrower or any Subsidiary of either Borrower in connection with or as a result of any asset sale not in the ordinary course of business, minus (so long as each of the following are estimated in good faith by the management of such Borrower and certified to the Lenders in reasonable detail by an Authorized Officer) (a) actual taxes estimated in good faith by the Board of Directors incurred as a result of such sale (after giving effect to all tax benefits available to the Borrowers and such Subsidiaries of the Borrowers), and (b) reasonable and customary transaction costs payable by the Borrowers and any Subsidiary of the Borrowers that are related to such sale and payable to a Person other than an Affiliate of the Borrowers and their Subsidiaries.

     "Notes" means each of the Domestic Revolver Notes and the Foreign Revolver Notes, and "Note" means any Domestic Revolver Note or Foreign Revolver Note, as applicable in the context used, and in each case, with any extension, renewal or amendment thereof, or substitution therefor.

     "Obligations" means all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of the applicable Borrower and each other Obligor to Lenders and Administrative Agent arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by the Administrative Agent for the preparation of this Agreement and consummation of this credit facility, execution of waivers, amendments and consents, and in connection with the enforcement or the collection of all or any part thereof, and reasonable attorneys' fees incurred by the Lenders in connection with the enforcement or the collection of all or any part of the Obligations during the continuance of an Event of Default, in each case whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by the applicable Borrower, each other Obligor and any other Person (other than Administrative Agent or Lenders) to Administrative Agent or Lenders under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving either Borrower, any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of either Borrower, any other Obligor or any other Person under any Debtor Relief Law).

     "Obligor" means (a) the Domestic Borrower, (b) the Foreign Borrower, (c) each Subsidiary of either Borrower which executes a Loan Paper, (d) each other Person liable for performance of any of the Obligations and (e) each other Person the Property of which secures the performance of any of the Obligations.

     "Onyx Entities" means: (i) Onyx Networks, Inc., a Delaware corporation, Onyx Networks, Ltd., a Bermuda company, Onyx Networks International, Ltd., an Ireland company, Onyx Internet Ltd., a U.K. company; (ii) any newly formed or subsequently acquired direct or indirect Subsidiaries of the Persons described in clause (i), (iii) any newly formed holding company created to hold the equity interests in one or more of the Persons described herein; but shall exclude Domestic Borrower, Foreign Borrower and every other Subsidiary listed on
Schedule 5.01(a) hereof.

     "Onyx Parent Company" means the single Onyx Entity for which each and every other Onyx Entity is a direct or indirect Subsidiary.

     "Operating Cash Flow" means for the Borrowers and their Subsidiaries, for any period, the sum of (without duplication) the consolidated net income (loss) for such period taken as a single accounting period, plus the sum of the following amounts for such period to the extent included in the determination of such consolidated net income or loss, without duplication: (i) depreciation expense, (ii) amortization expense and other non-cash losses, (iii) Interest Expense, (iv) Income Tax Expense and (v) extraordinary losses, minus the sum of
(A) extraordinary gains, (B) non-cash income and (C) net income associated with cable and/or fiber sales or swaps.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

     "Permitted Acquisition" means acquisitions made by the Foreign Borrower or any Approved Subsidiary in telecommunications or internet service businesses or related businesses, in compliance with the provisions of Sections 8.05 so long as in each case (a) prior to the issuance of the High Yield Indebtedness and/or raising additional equity capital by the Domestic Borrower which generates gross proceeds of at least $150,000,000 (i) there exists no Default or Event of Default both before and after giving effect to any such acquisition, (ii) the Borrowers provide the Administrative Agent and each Lender with a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date, after giving effect to such Permitted Acquisition, including, without limitation, each provision of Section 8.01 hereof, (iii) the consideration for the acquisition is common Capital Stock of the Domestic Borrower, (iv) the aggregate consideration for all such acquisitions does not exceed $30,000,000 and (vi) without the prior written consent of Majority Lenders, the acquired entity does not have negative cash flow, and (b) after the issuance of the High Yield Indebtedness and/or raising additional equity capital by the Domestic Borrower which generates gross proceeds of at least $150,000,000
(i) there exists no Default or Event of Default both before and after giving effect to any such acquisition, (ii)the Borrowers provide the Administrative Agent and each Lender with a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date, after giving effect to such Permitted Acquisition, including, without limitation, each provision of Section 8.01 hereof, (iii) the acquired entity is in the same line of business of the Borrowers, (iv) the consideration for the acquisition is common Capital Stock of the Domestic Borrower or up to $15,000,000 in cash, (v) the aggregate consideration for all such acquisitions does not exceed $50,000,000, no more than $15,000,000 of which may be in cash and (vi) without the prior written consent of Majority Lenders, the acquired entity does not have negative cash flow.

     "Permitted Asset Sales" means (a) assets sales, cable sales, and IRU swaps, each of the foregoing which are made in the ordinary course of business (b) assets sales of equipment that is worn out, obsolete, damaged or otherwise unsuitable for use in the business, and (c) intercompany asset sales made in accordance with the terms of Section 8.05(a).

     "Permitted Liens" means, as applied to any Person:

     (a) any Lien in favor of the Lenders to secure the Obligations hereunder;

     (b) (i) Liens on real estate for real estate Taxes not yet delinquent, (ii) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (iv) Liens for Taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

     (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

     (e) Easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

     (f) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) such Person shall have established adequate reserves for such judgments or awards, (ii) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of the Majority Lenders;

     (g) Any Liens existing on the Closing Date which are described on Schedule
                                                                       --------
8.03 hereto and not otherwise described elsewhere in the definition of Permitted
----
Liens securing Debt existing on the Closing Date which is described on Schedule
                                                                       --------
8.02 hereto; and
----

     (h) Liens on equipment financed through capital leases or vendor financing arrangements permitted pursuant to Section 8.02(f) and (g) hereof.

     "Permitted Refinancing Indebtedness" means Debt of the applicable Obligor to the extent all of the proceeds thereof are used to refinance Debt of such Obligor (plus any premium thereon reasonably acceptable to the Administrative Agent), provided that after giving effect to the incurrence of such Debt, the Borrower is in pro forma compliance with the terms of this Agreement, and provided further that (i) the terms of such new Debt are no more restrictive than the Debt being refinanced, (ii) the maturity of such new Debt is no shorter than the Debt being refinanced, (iii) the only Person(s) obligated on such refinanced Debt are the original Person(s) obligated on such Debt, (iv) the priority of any such new Debt shall remain unchanged (if such Debt to be refinanced is subordinated, the subordination provisions remain unchanged in the new refinanced Debt), and (v) the parties obligated on such Debt remain the same.

     "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, Tribunal, unincorporated organization, and government, or any department, agency, or political subdivision thereof.

     "Plan" means a Single Employer Plan or a Multiple Employer Plan.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Prohibited Transaction" has the meaning specified in Section 4975 of the Code or Section 406 of Title I of ERISA.

     "Property" means all types of real, personal, tangible, intangible, or mixed property, whether owned or hereafter acquired in fee simple or leased by either Borrower or any Subsidiary of either Borrower.

     "PUC" means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any network facility or long distance telecommunications systems or over Persons who own, construct or operate a network facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

     "Quarterly Date" means the last Business Day of each March, June, September and December during the term of this Agreement.

     "Refinancing Advance" means any Advance which is used to pay the principal amount (or any portion thereof) of an Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

     "Release Date" means the date on which the Notes have been paid, all other Obligations due and owing have been paid and performed in full, and the Commitment has been terminated.

     "Restricted Payments" means, for the Borrowers and their Subsidiaries, (a) any direct or indirect Distribution, dividend or other payment on account of any equity interest in, or shares of Capital Stock or other securities of either Borrower or their Subsidiaries (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto); (b) any management, consulting or other similar fees, or any interest thereon, payable by either Borrower or any of their Subsidiaries to any other Subsidiary and/or any other Affiliate of either Borrower (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto), but specifically excluding any consulting fees payable by either Borrower or any Subsidiary of either Borrower to a Person that is not an Affiliate of either Borrower, (c) loans or advances to employees and/or shareholders of either Borrower and their Subsidiaries, except advances to employees of either Borrower or their Subsidiaries for moving and travel expenses in the ordinary course of business; (d) payments of principal and/or interest, or the setting aside of funds with respect thereto (except for the Interest Reserve Securities), of any Total Debt except the Obligations; and (e) payments of any amounts, fees, advances, loans, investments or otherwise to any Subsidiary.

     "Rights" means rights, remedies, powers, and privileges.

     "Rustelnet" means the Subsidiary organized under the law of the country of Russia, and identified on Schedule 5.01(a).

     "Senior Leverage Ratio" means, on any date of determination, the ratio of
(a) Total Senior Debt on such date to (b) Operating Cash Flow for the four fiscal quarters immediately preceding the date of determination, provided that for purposes of this calculation, Operating Cash Flow shall be calculated as if any Permitted Acquisition consummated on any date during the period of determination were consummated on the first day in such period of determination, and all Permitted Assets Sales consummated on any date during the period of determination were consummated on the first day in such period of determination

     "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, other than a Multiple Employer Plan of either Borrower.

     "Solvent" means, with respect to any Person, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including without limitation Contingent Liabilities of such Person,
(b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute an unreasonably small capital.

     "Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., Dallas, Texas, or such other individual or firm acting as special counsel to Administrative Agent, as designated by Administrative Agent from time to time.

     "STM-1" means inventory held for sale (i) in connection with the Japan-US cable consortium, 180 synchronous transport modules and (ii) in connection with the TAT-14 cable consortium, 196 synchronous transport modules.

     "Subordinated Indebtedness" means Debt of either Borrower that is unsecured and subordinated to the Obligations, such Debt in each case (a) to be pursuant to documentation containing terms and conditions no more onerous than this Agreement and the Loan Papers, (b) to have a maturity not less than one year after the Maturity Date, and (c) to be subordinated on terms and conditions acceptable to the Administrative Agent and the Majority Lenders in their sole discretion.

     "Subsidiary" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) 50% or more of:

          (a) the outstanding Capital Stock having voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

          (b) the interest in the capital or profits of such partnership or joint venture, or

          (c) the beneficial interest of such trust or estate,

is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

     "TAT-14 Agreement" means that certain TAT-14 Cable Network Construction and Maintenance Agreement dated as of September 2, 1998 among Foreign Borrower and the other parties thereto, as amended from time to time.

     "Taxes" means all taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

     "Total Debt" means all Debt for Borrowed Money for the Borrowers and their Subsidiaries which would be shown on a consolidated balance sheet in accordance with GAAP, including, without limitation, (a) Debt of any other Person secured by a Lien on the property of either Borrower or any Subsidiary of either Borrower in an amount equal to the lesser of (i) such Debt of such Person and
(ii) the value of such pledged property, (b) Withdrawal Liability and (c) overdue interest on any Debt for Borrowed Money (but not accrued interest that is not overdue).

     "Total Leverage Ratio" means, on any date of determination for the recently completed four fiscal quarters, the ratio of (a) Total Debt on such date to (b) Operating Cash Flow, provided that for purposes of this calculation, Operating Cash Flow shall be calculated as if all assets (including Capital Stock of the Subsidiaries of the Borrowers) acquired on any date during the period of determination were acquired on the first day in such period of determination, and all assets (including Capital Stock of the Subsidiaries of the Borrowers) sold on any date during the period of determination were sold on the first day in such period of determination.

     "Total Senior Debt" means, at any date, the aggregate of all Debt for Borrowed Money of the Borrowers and their Subsidiaries (including any overdue interest on such indebtedness, but excluding any accrued but not overdue interest on any indebtedness) on a consolidated basis at such date minus the High Yield Indebtedness.

     "Total Specified Percentage" means, as to any Lender on any date of determination, the percentage that such Lender's outstanding Advances (all Domestic Revolving Advances and Foreign Revolving Advances) bears to the aggregate outstanding amount of Advances (all Domestic Revolving Advances and Foreign Revolving Advances) made by all Lenders hereunder, provided that, if there are no outstanding Advances hereunder, "Total Specified Percentage" shall mean for such Lender the percentage that the sum of its (i) Domestic Revolver Specified Percentage of the Domestic Revolver Commitment plus (ii) Foreign Revolver Specified Percentage of the Foreign Revolver Commitment bears to the aggregate Commitments of all Lenders on such date.

     "Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

     "Type" refers to the distinction between Advances bearing interest at the Base Rate and LIBOR Rate.

     "UCC" means the Uniform Commercial Code as adopted in the State of New York on the Closing Date.

     "Unlimited Guaranty" means the Guaranty, executed in substantially similar form by each Subsidiary of the Borrowers, guarantying payment and performance of certain of the Obligations, substantially in the form of Exhibit F attached
                                                         ---------
hereto, with respect to FB Subsidiaries, Foreign DB Subsidiaries and the Domestic Borrower, and in the form of Exhibit G attached hereto, with respect
                                      ---------
to the Domestic DB Subsidiaries, as such agreements may be amended, modified, renewed or extended from time to time, and each subsequent unlimited Guaranty in the form of Exhibit F or G (as applicable) hereto executed by any newly
            ----------    -
acquired or created Subsidiary, as each such agreement may be amended, modified, renewed or extended from time to time.

     "Unused Facility Amount" means the Commitments minus (without duplication) the sum of (a) all outstanding Domestic Revolver Advances, plus (b) all outstanding Foreign Revolver Advances, plus (c) all issued and outstanding Letters of Credit denominated in Dollars, plus (d) all issued and outstanding Letters of Credit denominated in a Eurocurrency, as converted to Dollars pursuant to Section 1.03 hereof, plus (e) all reimbursement obligations with
            ------------
respect to any draws under any Letters of Credit, whether in Dollars or as converted from a Eurocurrency to Dollars pursuant to Section 1.03 hereof.
                                                     ------------

     "Voting Stock" of a Person means all classes of Capital Stock or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warrants" means those certain warrants to purchase Capital Stock of the Domestic Borrower issued in connection with the High Yield Indebtedness.

     "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

     "Year 2000 Compliant" means, with respect to a Person, that all computer hardware and software that are material to the business and operations of such Person will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, including functions with respect to any leap year.

     1.02. Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP on a consolidated basis for the Borrowers and their Subsidiaries, unless otherwise expressly stated herein. References herein to one gender shall be deemed to include all other genders. Except where the context otherwise requires, (a) definitions imparting the singular shall include the plural and vice versa and (b) all references to time are deemed to refer to central time.

      1.03. Currency Equivalents Generally. For purposes of this Agreement, the equivalent of any Eurocurrency in Dollars shall be determined by using the quoted spot rate at which Administrative Agent's principal office in London offers to exchange such Eurocurrency for Dollars in London at 11:00 a.m. (London time) on the date on which such equivalent is to be determined. The equivalent in Dollars of each Eurocurrency Letter of Credit may be recalculated hereunder on each date that it shall be necessary to determine each Lender's Unused Facility Amount of the Commitment, or any or all Advance or Advances outstanding on such date.

                        ARTICLE II.  THE LOAN FACILITY

      2.01. Loans.

            (a) Domestic Revolver Loan. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Domestic Revolver Advances to the Domestic Borrower on a Business Day during the period from the Closing Date to the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's Domestic Revolver Specified Percentage of the difference between the Domestic Revolver Commitment and Domestic Revolver Advances then outstanding. Subject to the terms and conditions of this Agreement, the Domestic Borrower may borrow, repay and reborrow the Domestic Revolver Advances; provided, however, that at no time
                                         --------  -------
shall the sum of all outstanding Domestic Revolver Advances exceed the Domestic Revolver Commitment.

            (b) Foreign Revolver Loan. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Foreign Revolver Advances to the Foreign Borrower on a Business Day during the period from the Closing Date to the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's Foreign Revolver Specified Percentage of the difference between the Foreign Revolver Commitment and the sum (without duplication) of (i) the undrawn face amount of all outstanding Letters of Credit, plus (ii) reimbursement obligations under Article III hereof (or if any Letters of Credit or reimbursement obligations are denominated in a currency other than Dollars, the Dollar equivalent of such currency), plus (iii) Foreign Revolver Advances then outstanding. Subject to the terms and conditions of this Agreement, the Foreign Borrower may borrow, repay and reborrow the Foreign Revolver Advances; provided, however, that at no time shall the sum (without
                   --------  -------
duplication) of (i) all outstanding Foreign Revolver Advances, plus (ii) the undrawn face amount of all outstanding Letters of Credit (or if any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency), plus (iii) reimbursement obligations under Article III hereof (or if any reimbursement obligation is denominated in a currency other than Dollars, the Dollar equivalent of such currency)exceed the Foreign Revolver Commitment.

      2.02. Making Advances.

          (a) Each Borrowing of Advances shall be made upon the written notice of the applicable Borrower, received by Administrative Agent not later than
     (i)12:00 noon three Business Days prior to the date of the proposed Borrowing, in the case of Advances which are LIBOR Advances and (ii) 12:00 noon on the date of such Borrowing, in the case of Advances which are Base Advances. Each such notice of a Borrowing (a "Borrowing Notice") shall be by telecopy or telephone, promptly confirmed by letter, in substantially the form of Exhibit C hereto specifying therein:
                 ---------

               (i) the date of such proposed Borrowing, which shall be a Business Day;

               (ii) the Type of Advances of which the Borrowing is to be comprised;

               (iii) the amount of such proposed Borrowing which (A) with respect to Advances drawn under (I) the Domestic Revolver Loan shall not exceed the unused portion of the Domestic Revolver Commitment, (II) the Foreign Revolver Loan, shall not exceed the unused portion of the Foreign Revolver Commitment less outstanding Letters of Credit and reimbursement obligations (or if any Letter of Credit or reimbursement obligation shall be in a currency other than Dollars, the Dollar equivalent of such currency) and (B) shall (I) in the case of a Borrowing of Base Advances, be in an amount of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof (or any lesser amount if such amount is the remaining undrawn portion under the Domestic Revolver Commitment or the Foreign Revolver Commitment, respectively), and (II) in the case of a Borrowing of LIBOR Advances, be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or any lesser amount if such amount is the remaining undrawn portion under the Domestic Revolver Commitment or the Foreign Revolver Commitment, respectively); and

               (iv) if the Borrowing is to be comprised of LIBOR Advances, the duration of the initial Interest Period applicable to such Advances.

     If the Borrowing Notice fails to specify the duration of the initial Interest Period for any Borrowing or Refinancing Advance, as applicable, comprised of LIBOR Advances, such Interest Period shall be three months. Administrative Agent shall promptly notify Lenders of each such notice. Each Lender shall, before 2:00 p.m. on the date of each Advance under the Domestic Revolver Loan or the Foreign Revolver Loan hereunder (other than a Refinancing Advance), make available to Administrative Agent, at its office at Bank of America Plaza, 901 Main Street, Dallas, Texas 75202, such Lender's Domestic Revolver Specified Percentage and Foreign Revolver Specified Percentage of the aggregate Advances under the Loans, to be made on that day in immediately available funds.

     (b) Unless any applicable condition specified in Article IV has not been satisfied, Administrative Agent will make the funds promptly available to the applicable Borrower (other than with respect to a Refinancing Advance) by either
(i) wiring such amounts pursuant to any wiring instructions, or (ii) depositing such amount in the account of the applicable Borrower at the

Administrative Agent, in each case as specified by the applicable Borrower to the Administrative Agent in writing.

     (c) After giving effect to any Borrowing, (i) there shall not be more than seven different Interest Periods in effect and (ii) the aggregate principal amount of outstanding Advances under (A) the Domestic Revolver Loan shall not exceed the Domestic Revolver Commitment, and (B) the Foreign Revolver Loan, plus the sum of the outstanding amount available to be drawn under all outstanding Letters of Credit, and reimbursement obligations under Article III (or if any Letter of Credit or reimbursement obligation shall be denominated in a currency other than Dollars, the Dollar equivalent of such currency) shall not exceed the Foreign Revolver Commitment.

     (d) No Interest Period applicable to any Advance shall extend beyond the Maturity Date.

     (e) Unless a Lender shall have notified Administrative Agent prior to the date of any Advance that it will not make available its Applicable Specified Percentage of any Advance, Administrative Agent may assume that such Lender has made the appropriate amount available in accordance with Section 2.02(a) hereof, and Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent any Lender shall not have made such amount available to Administrative Agent, such Lender and the applicable Borrower severally agree to repay to Administrative Agent immediately on demand such corresponding amount together with interest thereon, from the date such amount is made available to such Borrower until the date such amount is repaid to Administrative Agent, at (i) in the case of such Borrower, the Base Rate, and (ii) in the case of such Lender, the Federal Funds Rate.

     (f) The failure by any Lender to make available its Applicable Specified Percentage of any Advance hereunder shall not relieve any other Lender of its obligation, if any, to make available its Applicable Specified Percentage of any Advance. In no event, however, shall any Lender be responsible for the failure of any other Lender to make available any portion of any Advance.

     (g) The applicable Borrower shall indemnify each Lender against any Consequential Loss incurred by each Lender as a result of (i) any failure to fulfill, on or before the date specified for an Advance, the conditions to the Advance set forth herein (including a Refinancing Advance) or (ii) such Borrower's requesting that an Advance (including a Refinancing Advance) not be made on the date specified in the Borrowing Notice.

     2.03.  Evidence of Debt for Borrowed Money.

     (a) The Advances made by each Lender under the Domestic Revolver Loan shall be evidenced by a Domestic Revolver Note in the amount of such Lender's Domestic Revolver Specified Percentage of the Domestic Revolver Commitment in effect on the Closing Date.

     (b) The Advances made by each Lender under the Foreign Revolver Loan shall be evidenced by a Foreign Revolver Note in the amount of such Lender's Foreign Revolver Specified Percentage of the Foreign Revolver Commitment in effect on the Closing Date.

     (c) Administrative Agent's and each Lender's records shall be presumptive evidence as to amounts owed Administrative Agent and such Lender under the Notes and this Agreement.

     2.04.  Optional Prepayments.

     (a) Either Borrower may, upon at least two Business Days prior written notice to Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of any Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss; provided, however, that in the case of a prepayment of a
                        --------  -------
Base Advance, the notice of prepayment may be given by telephone by 12:00 noon on the date of prepayment. Each partial prepayment shall, in the case of Base Advances under the Loan, be in an aggregate principal amount of not less than $100,000 or a larger integral multiple of $50,000 in excess thereof and, in the case of LIBOR Advances under the Loan, be in an aggregate principal amount of not less than $500,000 or a larger integral multiple of $100,000 in excess thereof. If any notice of prepayment is given, the principal amount stated therein, together with accrued interest on the amount prepaid and the amount, if any, due under Section 2.12 and Section 2.14 hereof, shall be due and payable on the date specified in such notice unless the Borrower revokes its notice, provided that, if the Borrower revokes its notice of prepayment prior to such date specified, the Borrower shall reimburse the Administrative Agent for the account of all Lenders for all Consequential Losses suffered by each Lender as a result of the Borrower's failure to prepay. A certificate of each Lender claiming compensation under this Section 2.04(a), setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be presumptive evidence of the validity of such claim.

     (b) The application of prepayments made under this Section 2.04 as between the Domestic Revolver Loan and the Foreign Revolver Loan shall be determined in accordance with the provisions of Section 2.13(f) hereof. All prepayments made pursuant to this Section 2.04 shall be first applied to Base Advances then to LIBOR Advances, all without premium or penalty, except the applicable Borrower must pay together with any such prepayments, any Consequential Losses identified at such time.

     2.05.  Mandatory Prepayments.

     (a) Asset Sales. To the extent that either Borrower or any of the Subsidiaries consummates any sale of any asset or any of its Properties, other than Permitted Asset Sales, then such Borrower shall immediately repay the Obligations under the Loans in an amount equal to 100% of the Net Proceeds of any such transaction; provided that no such repayment will be required if the Property sold is subject to a Permitted Lien and the proceeds are used to pay the Debt secured by such Permitted Lien.

     (b)  Public or Private Issuance of Debt or Equity.  Except as provided in
Section 8.18 hereof, to the extent that either Borrower or any of their Subsidiaries consummates any public or private issuance of Debt or equity securities (this provision in and of itself not constituting permission to do so), then the Borrowers shall immediately pay an amount equal to the Net Proceeds in excess of $150,000,000 to repay the Obligations under the Loans pro rata; provided, however, with respect to the Domestic Borrower, no prepayment under this provision shall be required until such time as the Domestic Borrower has received $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity, but once the Domestic Borrower has received $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity, each Borrower must pay all amounts due as required under Section 2.11(g) after giving effect to respective Commitment reductions under Section 2.11(c).

     (c) Mandatory Prepayments, Generally. Except as otherwise specifically provided herein, the application of prepayments made under this Section 2.05 as between the Domestic Revolver Loan and the Foreign Revolver Loan shall be determined in accordance with the provisions of Section 2.13(f) hereof. All prepayments made pursuant to this Section 2.05 shall be first applied to Base Advances then to LIBOR Advances, all without premium or penalty, except the Borrower must pay together with any such prepayments, any Consequential Losses.

     2.06.  Repayment.

     (a) LIBOR Advances. The principal amount of each LIBOR Advance is due and payable on the last day of the applicable Interest Period, which principal payment may be made by means of a Refinancing Advance in accordance with the terms of Section 2.09 hereof (and subject to the other provisions of this Agreement).

     (b) Commitment Reduction. On the date of a reduction of the Commitment pursuant to Section 2.11 hereof, the aggregate amount of outstanding (i) Domestic Revolver Advances in excess of the Domestic Revolver Commitment as reduced, (ii) Foreign Revolver Advances plus the amount available to be drawn of the Letters of Credit, and reimbursement obligations under Article III (or if any Letter of Credit or reimbursement obligation shall be denominated in a currency other than Dollars, the Dollar equivalent of such currency) in excess of the Foreign Revolver Commitment as reduced shall be immediately due and payable (which such principal repayments may not be made by means of Refinancing Advances).

     (c) Maturity Date. All outstanding Advances under the Loans and all other Obligations shall be due and payable in full on the Maturity Date.

     (d) Amortization. To the extent that the Domestic Borrower has not raised $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity and pre-paid the Loans in accordance with the provisions of Section 2.05(b) and reduced the Commitment in accordance with
Section 2.11(c) on or prior to March 31, 2000, on April 1, 2000, the Commitment shall be reduced pro rata by $50,000,000 between the Domestic Commitment and the Foreign Commitment.

     (e) Repayments, Generally. Any repayments made pursuant to this Section shall be without premium or penalty, except the applicable Borrower must pay together with any such prepayments, any Consequential Losses. The application of prepayments made under this Section 2.06 as between the Domestic Revolver Loan and the Foreign Revolver Loan shall be determined in accordance with the provisions of Section 2.13(f) hereof. Advances shall be applied to Base Advances first, and then to LIBOR Advances.

     2.07. Interest. Subject to Section 2.08 and Section 11.08 hereof, each Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal shall be paid in full, at either the Base Rate or the LIBOR Rate, as set forth in subsection (i) or (ii) below, as selected by the Borrower in accordance with Section 2.02 hereof and as follows:

          (i) Base Advances. Base Advances shall bear interest at a rate per annum equal to the Base Rate as in effect from time to time. If the amount of interest payable in respect of any interest computation period is reduced to the Highest Lawful Rate and the amount of interest payable in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; provided that at no time shall the aggregate amount by
                         --------
     which interest paid has been increased pursuant to this sentence exceed the aggregate amount by which interest has been reduced pursuant to this sentence.

          (ii) LIBOR Advances. LIBOR Advances shall bear interest at the rate per annum equal to the LIBOR Rate applicable to such Advance.

          (iii) Payment Dates. Accrued and unpaid interest on Base Advances shall be paid quarterly in arrears on each Quarterly Date and on the Maturity Date. Accrued and unpaid interest in respect of each LIBOR Advance shall be paid on the last day of the appropriate Interest Period, on the Maturity Date and on the date of any prepayment or repayment of such Advance; provided, however, that if any Interest Period for a LIBOR Advance
              --------  -------
     exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

     2.08. Default Interest. During the continuation of any Event of Default, the Borrowers shall pay, on demand, interest (after as well as before judgment to the extent permitted by Law) on the principal amount of all Advances outstanding and on all other Obligations due and unpaid hereunder at a per annum rate equal to the lesser of the (a) the Highest Lawful Rate and (b) the Base Rate plus 2%. LIBOR Advances shall not be available for selection by either Borrower during the continuance of an Event of Default.

     2.09.  Continuation and Conversion Elections.

     (a) Either Borrower may upon irrevocable written notice to Administrative Agent and subject to the terms of this Agreement:

                (i) elect to convert, on any Business Day, all or any portion of outstanding Advances which are Base Advances (in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof) into LIBOR Advances; or

               (ii) elect to convert at the end of any Interest Period therefor, all or any portion of outstanding Advances which are LIBOR Advances comprised in the same Borrowing (in an aggregate amount not less than $100,000 or an integral multiple of $50,000 in excess thereof) into Base Advances; or

               (iii) elect to continue, at the end of any Interest Period therefor, any Advances which are LIBOR Advances;

provided, however, that if the aggregate amount of outstanding LIBOR Advances
--------  -------
comprised in the same Borrowing shall have been reduced as a result of any payment, prepayment or conversion of part thereof to an amount less than $500,000, the LIBOR Advances comprised in such Borrowing shall automatically convert into Base Advances at the end of each respective Interest Period.

     (b) The applicable Borrower shall deliver a notice of conversion or continuation (a "Conversion or Continuation Notice"), in substantially the form of Exhibit D hereto, to Administrative Agent not later than (i) 12:00 noon three
   ---------
Business Days prior to the proposed date of conversion or continuation, if the Advances (or any portion of either thereof) are to be converted into or continued as LIBOR Advances; and (ii) 12:00 noon on the Business Day of the proposed conversion, if the Advances (or any portion thereof) are to be converted into Base Advances.

     Each such Conversion or Continuation Notice shall be by telecopy or telephone, promptly confirmed by letter, specifying therein:

               (i)   the proposed date of conversion or continuation;

               (ii) the aggregate amount of Advances to be converted or continued;

               (iii) the nature of the proposed conversion or continuation; and

               (iv)  the duration of the applicable Interest Period.

     (c) If, upon the expiration of any Interest Period applicable to LIBOR Advances, (i) the applicable Borrower shall have failed to select a new Interest Period to be applicable to such LIBOR Advances, the Interest Period shall be shall be three months, or (ii) if an Event of Default shall then have occurred and be continuing, the Borrower shall be deemed to have elected to convert such LIBOR Advances into Base Advances effective as of the expiration date of such current Interest Period.

     (d) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Advances, there shall not be outstanding Advances with more than seven different Interest Periods.

     2.10.  Fees.

     (a) Commitment Fee. Subject to Section 11.08 hereof, the Borrower shall pay to Administrative Agent for the account of Lenders pro rata in accordance with each Lender's Applicable Specified Percentage, a commitment fee (the "Revolver Commitment Fee") equal to (i) to the extent that 50% or less of the Commitment is used, 1.00% per annum on the average daily amount of the Unused Facility Amount and (ii) to the extent that more than 50% of the Commitment is used, 0.75% per annum on the average daily amount of the Unused Facility Amount, each payable in arrears on each Quarterly Date commencing with the first Quarterly Date after the Closing Date, and continuing until the Maturity Date.

     (b) Other Fees. Borrowers shall pay to Administrative Agent and the Lenders such other fees as set forth in any commitment letter or any fee letter addressed to the Administrative Agent or any Lender.

     2.11.  Reduction and Adjustment of Commitments.

     (a) Mandatory Termination of the Commitment. The Commitment shall automatically be reduced to zero and terminate on the Maturity Date.

     (b) Mandatory Reduction of Commitment Due to Asset Sales. The Commitment shall be reduced immediately and automatically in an amount equal to any amount that would be required by Section 2.05(a) hereof to prepay the Loan, regardless of the outstanding amount of Advances thereunder, as a result of any asset sales (other than Permitted Assets Sales) of either Borrower or any Subsidiary of either Borrower (this provision in and of itself not constituting permission to effectuate any asset sales), provided that, so long as there exists no Default or Event of Default both before and after giving effect to such asset sales and both before and after any permitted reinvestment, the Commitment shall not be automatically and immediately reduced if the Borrower in good faith intends to reinvest, and such proceeds are ultimately reinvested within a 270 day period after any such asset sale, in undersea fiber optic cable capacity, related terrestrial back-haul capacity and other agreed upon telecommunications assets, and with respect to insurance proceeds, assets of the type for which the insurance was paid.

     (c) Mandatory Reduction of Commitment Due to Issuances of Public or Private Debt or Equity. At the time of any issuance of public or private Debt or equity securities by either Borrower or any of their Subsidiaries (other than Debt permitted to be incurred in accordance with the provisions of Section 8.02 and except as provided in Section 8.18 hereof) (this provision in and of itself not constituting permission to effectuate any such transaction), the Commitment shall be reduced pro rata immediately and automatically in an amount equal to 100% of any amount required by Section 2.05(b) hereof to prepay outstanding Advances under the Loan (regardless of whether there are actually any outstanding Advances) as a result of any issuances of public or private Debt or equity; provided, however, with respect to the Domestic Borrower, no Commitment reduction or termination under this provision shall be required until such time as the Domestic Borrower has received $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity, but once the Domestic Borrower has received $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity, (i) the Domestic Commitment shall immediately and automatically be reduced to zero and
(ii) the Foreign

Commitment shall immediately and automatically be reduced to $50,000,000 (if greater than that number on the Business Day of issuance of High Yield Indebtedness). If the Foreign Revolver Commitment has been previously reduced pursuant to Section 2.11 hereof to less than $50,000,000, it will increase to $50,000,000 on the Business Day on which the High Yield Indebtedness is issued; provided no Default or Event of Default exists hereunder or would result therefrom, and provided that no event shall have occurred that could reasonably be expected to cause a Material Adverse Change since December 31, 1998 other than as disclosed through SEC filings through the Closing Date.

     (d) Mandatory Reduction of Commitment Due to Scheduled Amortization. To the extent that the Domestic Borrower has failed to raise $150,000,000 in gross proceeds from the issuance of High Yield Indebtedness and/or public or private equity prior to March 31, 2000, repay the Loans in accordance with the provisions of Section 2.05(b) and reduce the Commitment in accordance with
Section 2.11(c), the Commitment shall be reduced pro rata by $50,000,000 on April 1, 2000.

     (e) Change of Control. If any Change of Control shall have occurred, the Commitment shall immediately and automatically be reduced to zero.

     (f) Voluntary Commitment Reductions. Either Borrower may from time to time, upon notice to Administrative Agent not later than 1:00 p.m., three Business Days in advance, terminate in whole or reduce in part the Commitment, as designated by the Borrower; provided, however, that the Borrower shall pay
                               --------  -------
the accrued interest and the applicable accrued Commitment Fee on the amount of such reduction and all amounts due, and any partial reduction shall be in an aggregate amount which is an integral multiple of $5,000,000.

     (g) Commitment Reduction and Repayments, Generally. Both voluntary and mandatory reductions of the Commitment shall be apportioned between the Domestic Revolver Commitment and the Foreign Revolver Commitment in accordance with the terms of Section 2.13(f) hereof. To the extent outstanding Domestic Revolver Advances exceed the Domestic Revolver Commitment after any reduction thereof, the Domestic Borrower shall repay, on the date of such reduction, any such excess amount and all accrued interest thereon, the applicable Domestic Revolver Commitment Fee on the amount of such reduction and all other amounts due. To the extent the (i) Foreign Revolver Advances plus (ii) the undrawn face amount of all outstanding Letters of Credit, plus (iii) reimbursement obligations under
Article III hereof (or if any Letters of Credit or reimbursement obligations are denominated in a currency other than Dollars, the Dollar equivalent of such currency) exceed the Foreign Revolver Commitment after any reduction thereof, the Foreign Borrower shall repay, on the date of such reduction, any such excess amount and all accrued interest thereon, the applicable Foreign Revolver Commitment Fee on the amount of such reduction and all other amounts due. Once reduced or terminated, the Domestic Revolver Commitment and the Foreign Revolver Commitment may not be increased or reinstated. No reduction of the Commitment, either voluntary or mandatory shall relieve or alter the mandatory reduction and termination of the Domestic Revolver Commitment or the Foreign Revolver Commitment pursuant to Section 2.11(d) hereof.

     2.12. Funding Losses. Either Borrower may prepay the outstanding principal balance of any Advance, in full at any time or in part from time to time in accordance with the terms of Section 2.04 hereof, provided, that as a
                                                          --------
condition precedent to the Borrower's right to make, and any Lender's obligation to accept, any such prepayment, each such prepayment shall be in the amount of 100% of the principal amount to be prepaid, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Papers on or before the prepayment date but have not been paid, plus (subject to Section
11.08 hereof) any Consequential Loss.

     The Borrowers agrees that each Lender is not obligated to actually reinvest the amount prepaid in any specific obligation as a condition to receiving any Consequential Loss, or otherwise.

      2.13. Computations and Manner of Payments.

     (a) The Borrowers shall make each payment hereunder and under the other Loan Papers not later than 1:00 p.m. on the day when due in same day funds (by wire transfer or otherwise) to Administrative Agent, for the account of Lenders unless otherwise specifically provided herein, at Administrative Agent's office at Bank of America Plaza, 901 Main Street, Dallas, Texas 75202, referencing Pacific Gateway Exchange, Inc. or Pacific Gateway Exchange (Bermuda) Limited, as applicable. No later than the end of each day when each payment hereunder is made, the Borrower shall notify Loan Operations at (214) 508-9192 or such other Person as Administrative Agent may from time to time specify.

     (b) Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due hereunder that such Borrower will not make payment in full, Administrative Agent may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to Lenders. If and to the extent a Borrower shall not have made such payment in full, each Lender shall repay to Administrative Agent forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment. Each Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge the amount so due against any account of either Borrower with such Lender.

     (c) Subject to Section 11.08 hereof, interest on LIBOR Advances under the Loan Papers shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Subject to Section 11.08 hereof, interest on Base Advances, the Commitment Fee and other amounts due under the Loan Papers shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 365 or 366 days, as applicable. Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest, payment or Commitment Fee is payable. Each determination by Administrative Agent or a Lender of an interest rate, fee or commission hereunder shall be presumptive evidence of the validity of such claim. All payments under the Loan Papers shall be made in United States dollars, and without setoff, counterclaim, or other defense.

     (d) Whenever any payment to be made hereunder or under any other Loan Papers shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable; provided, however, if such extension would cause payment of interest on or
--------  -------
principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Reference to any particular index or reference rate for determining any applicable interest rate under this Agreement is for purposes of calculating the interest due and is not intended as and shall not be construed as requiring any Lender to actually obtain funds for any Advance at any particular index or reference rate.

     (f) Except as provided pursuant to Section 2.11(c), (d), and (g) hereof, to the extent either Borrower makes any voluntary prepayment, or voluntary reduction of the Commitment under Section 2.04 or 2.11 hereof, or any mandatory prepayment, or mandatory reduction of the Commitment under Section 2.05 or 2.11 hereof, then such reduction of Commitment or such prepayment shall be applied as follows:

         (i)   So long as there exists no Payment Default or Event of Default.

               (A) Repayments and Prepayments. So long as there exists no Default under Section 9.01(a) hereof or any Event of Default, all voluntary and mandatory repayments (to the extent not otherwise agreed to herein) and prepayments shall be applied as directed by the applicable Borrower, and in the absence of direction by the applicable Borrower, shall be deemed to repay and prepay (I) payments made by the Domestic Borrower and DB Subsidiaries shall be applied first to amounts outstanding on the Domestic Revolver and then, pursuant to the Domestic Borrower's Unlimited Guaranty of the Foreign Borrower's Obligations, to amounts outstanding on the Foreign Revolver; and (II) payments made by the Foreign Borrower and FB Subsidiaries shall be applied first to amounts outstanding on the Foreign Revolver and then, through repayment of intercompany indebtedness or Dividends, up to the Domestic Borrower to permit such Borrower to pay amounts outstanding on the Domestic Revolver. If, however, no amounts remain outstanding on the Foreign Revolver, in the case of mandatory prepayments, Foreign Borrower shall have the option of immediately depositing any remaining mandatory prepayment amounts into an interest bearing reserve account, established with and pledged to the Administrative Agent for that purpose. If after 60 days such mandatory prepayment of the Domestic Revolver has not been made in full, then the Administrative Agent shall have the right to apply funds on deposit in the reserve account as necessary to make such mandatory prepayment. Funds on deposit in the reserve account shall be released to Borrower to the extent (and as) such mandatory prepayment of the Domestic Revolver is made from other sources; and

               (B) Commitment Reductions. So long as there exists no Default under Section 9.01(a) hereof or any Event of Default, all voluntary and mandatory Commitment reductions (to the extent not otherwise agreed to herein) shall be applied as directed by the applicable Borrower, and in the absence of direction by such Borrower, shall be deemed to reduce, respectively, (1) the Domestic Revolver Commitment until the Domestic Revolver Commitment has been reduced to zero, then (2) the Foreign Revolver Commitment until the Foreign Revolver Commitment has been reduced to zero.

          (ii) During the Existence of a Payment Default or Event of Default.

               (A) Repayments and Prepayments. So long as there exists a Default under Section 9.01(a) hereof or any Event of Default,(I) all payments made by the Domestic Borrower and DB Subsidiaries shall be applied first to amounts outstanding on the Domestic Revolver and then, pursuant to the Domestic Borrower's Unlimited Guaranty of Foreign Borrower's Obligations, to amounts outstanding on the Foreign Revolver; and (II) all payments made by the Foreign Borrower and FB Subsidiaries shall be applied first to amounts outstanding on the Foreign Revolver and then (through repayment of intercompany Debt permitted under Section 8.02(c) or Dividends permitted under Section 8.07(d)) to the Domestic Borrower to permit such Borrower to pay to amounts outstanding on the Domestic Revolver.

               (B) Commitment Reductions. So long as there exists a Default under Section 9.01(a) hereof or any Event of Default, all mandatory and voluntary Commitment reductions shall be applied first to the Domestic Revolver Commitment, and second, to the Foreign Revolver Commitment.

    2.14. Yield Protection; Changed Circumstances.

     (a) If any Lender determines that either (i) the adoption of any Applicable Law, rule, regulation or guideline regarding capital adequacy and applicable to commercial banks or financial institutions generally or any change therein, or any change, after the date hereof, in the interpretation or administration thereof by any Tribunal, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Lender (or Lending Office of any Lender) with any request or directive applicable to commercial banks or financial institutions generally regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will adequately compensate such Lender for such reduction. Each Lender will notify the Borrowers of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 2.14(a) as promptly as practicable after such Lender obtains actual knowledge of such event; provided, no Lender shall be liable for its failure or the failure of any
       --------
other Lender to provide such notification. A certificate of such Lender claiming compensation under this Section 2.14(a), setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be presumptive evidence of the validity of such claim. If such Lender demands compensation under this Section 2.14(a), the Borrowers may at any time, on at least five Business Days' prior notice to such Lender (i) repay in full the then outstanding principal amount of LIBOR Advances, of such Lender, together with accrued interest thereon, or (ii) convert the LIBOR Advances to Base Advances in accordance with the provisions of this Agreement; provided, however, that the
                                                  --------  -------
Borrower shall be liable for the Consequential Loss arising pursuant to those actions.

     (b) If, after the date hereof, any Tribunal, central bank or other comparable authority, at any time imposes, modifies or deems applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender, or imposes on any Lender any other condition affecting a LIBOR Advance, the Notes, or its obligation to make a LIBOR Advance, or imposes on any Lender any other condition affecting a Letter of Credit; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Letter of Credit, LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under the Notes, the Letters of Credit or reimbursement obligations by an amount deemed by such Lender, to be material, then, within five days after demand by such Lender, the Borrowers
          ----
shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Each Lender will (i) notify the Borrowers of any event occurring after the date of this Agreement that entitles such Lender to compensation pursuant to this Section 2.14(b), as promptly as practicable after such Lender obtains actual knowledge of the event; provided, no Lender shall be liable for its failure or the failure of any other
--------
Lender to provide such notification and (ii) use good faith and reasonable efforts to designate a different Lending Office for LIBOR Advances, of such Lender if the designation will avoid the need for, or reduce the amount of, the compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 2.14(b), setting forth in reasonable detail the computation of the additional amount or amounts to be paid to it hereunder shall be presumptive evidence of the validity of such claim. If such Lender demands compensation under this Section 2.14(b), the Borrowers may at any time, on at least five Business Days' prior notice to such Lender (i) repay in full the then outstanding principal amount of LIBOR Advances, of such Lender, together with accrued interest thereon, or (ii) convert the LIBOR Advances to Base Advances in accordance with the provisions of this Agreement; provided, however, that the
                                                  --------  -------
Borrower shall be liable for the Consequential Loss arising pursuant to those actions.

     (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any Law shall make it unlawful, or any central bank or other Tribunal shall assert that it is unlawful, for a Lender to perform its obligations hereunder to issue or maintain Letters of Credit, make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers, (i) each LIBOR Advance will automatically, upon such demand, convert into a Base Advance, (ii) the obligation of such Lender to make, or to convert Advances into, LIBOR Advances shall be suspended until such Lender notifies Administrative Agent and the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist, and (iii) the obligation of such Lender to make or maintain Letters of Credit shall be suspended until such Lender notifies Administrative Agent and the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

     (d) Upon the occurrence and during the continuance of any Default or Event of Default, (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Advance and (ii) the obligation of each Lender to make, or to convert Advances into, LIBOR Advances shall be suspended.

     (e) If any Lender notifies Administrative Agent that the LIBOR Rate for any Interest Period for any LIBOR Advances will not adequately reflect the cost to such Lender of making, funding or maintaining LIBOR Advances for such Interest Period, Administrative Agent shall promptly so notify the Borrowers, whereupon (i) each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Advance and (ii) the obligation of such Lender to make, or to convert Advances into, LIBOR Advances shall be suspended until such Lender notifies Administrative Agent that such Lender has determined that the circumstances causing such suspension no longer exist and Administrative Agent notifies the Borrowers of such fact.

     (f) Failure on the part of any Lender to demand compensation for any increased costs, increased capital or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 2.14 with respect to any period shall not constitute a waiver of any Lender's right to demand compensation with respect to such period or any other period, subject, however, to the limitations set forth in this Section 2.14.

     (g) The obligations of the Borrowers under this Section 2.14 shall survive any termination of this Agreement, provided that, in no event shall the Borrowers be required to make a payment under this Section 2.14 with respect to any event of which the Lender making such claim had knowledge more than 6 months prior to demand for such payment.

     (h) Determinations by Lenders for purposes of this Section 2.14 shall be presumptively correct. Any certificate delivered to the Borrowers by a Lender pursuant to this Section 2.14 shall include in reasonable detail the basis for such Lender's demand for additional compensation and a certification that the claim for compensation is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender.

     (i) Notwithstanding any other provision of this Agreement, no Lender not organized under the Laws of the United States or any State (or which has a Bank Affiliate not organized under the Laws of the United States or any State) shall be entitled to compensation pursuant to this Section 2.14 with respect to any amount which would otherwise be due under this Section 2.14 but which is the result of an act of a Tribunal of the country in which such Lender or Bank Affiliate is organized.

     2.15. Use of Proceeds. Prior to the issuance of $150,000,000 in gross proceeds from High Yield Indebtedness and/or public or private issuance of equity securities, the proceeds of the Advances shall be available (and the Borrowers shall use such proceeds) solely (a) to refinance the existing $50,000,000 revolving credit facility owed to Bank of America, N.A., (b) in accordance with the current pro rata portion of Borrower's obligations to fund STM-1 measured capacity payments demonstrated by invoices from the Japan-US consortium in connection with the Japan-US Agreement or TAT-14 consortium in connection with the TAT-14 Agreement for such payments, (c) for up to $10,000,000 in working capital (determined by working capital expenditures after the closing of the Loans) and other lawful corporate purposes and (d) for up to $5,000,000 to light the MFN fiber network. After the issuance of $150,000,000 in gross proceeds from High Yield Indebtedness and/or public or private issuance of equity securities and the related prepayments and Commitment reductions, the proceeds of the Advances shall be available (and the Borrowers shall use such proceeds) solely (a) to make acquisitions approved hereunder and (b) for Capital Expenditures including (b) above approved by Majority Lenders, and (c) for Letters of Credit.

     2.16.  Collateral.

     (a) Domestic Revolver Loan. Payment of the Obligations under the Domestic Revolver Loan will be secured by (i) a first perfected security interest in all tangible and intangible assets of Domestic Borrower including currentand future IRU Agreements, but excluding: (A) assets purchased and subject to Liens under vendor financing arrangements permitted hereunder, (B) certain assets set forth on Schedule 8.13 hereof or approved by the Majority
                            -------------
Lenders that may not by contract or law be pledged or assigned, (C) the Interest Reserve Securities acquired in accordance with Section 8.17 hereof, and (D) the Excluded IRU Agreements; (ii) first perfected security interest in 66% of the Capital Stock of Foreign Borrower; (iii) 100% of the Capital Stock of all Domestic DB Subsidiaries; (iv) 66% of Capital Stock of all Foreign DB Subsidiaries; (iv) Guaranties by all Domestic DB Subsidiaries, which Guaranties shall be secured by a first perfected security interest in all tangible and intangible assets (including intercompany notes) of such Domestic DB Subsidiaries including current and future IRU Agreements, but excluding: (A) assets purchased and subject to Liens under vendor financing arrangements permitted hereunder, (B) certain assets set forth on Schedule 8.13 hereof or approved by the Majority Lenders that may not by contract or law be pledged or assigned, and (C) the Excluded IRU Agreements (collectively, together with all other Properties or assets of the Borrowers, their Subsidiaries and other Persons securing the Domestic Obligations from time to time, the "Domestic Collateral"). The Domestic Borrower agrees that it will, and will cause the Domestic DB Subsidiaries to execute and deliver, or cause to be executed and delivered, such documents as the Administrative Agent may from time to time reasonably request to create and perfect a first Lien for the benefit of the Administrative Agent and the Lenders in the Domestic Collateral

     (b) Foreign Revolver Loan. Payment of the Obligations under the Foreign Revolver Loan will be secured by (i) a Guarantee of Domestic Borrower secured by the Domestic Collateral; (ii) a first perfected security interest in all tangible and intangible assets of Foreign Borrower including current and future IRU Agreements, but excluding: (A)assets purchased and subject to Liens under vendor financing arrangements permitted hereunder, (B) certain assets set forth on Schedule 8.13 or approved by Majority Lenders that may not by contract or
   -------------
law be pledged or assigned, and (C) the Excluded IRU Agreements; (iii) 100% of the Capital Stock of all FB Subsidiaries; (iv) Guaranties by all Domestic DB Subsidiaries, which Guaranties shall be secured by a first perfected security interest in all tangible and intangible assets of such Domestic DB Subsidiaries including current and future IRU Agreements, but excluding: (A) assets purchased and subject to Liens under vendor financing arrangements permitted hereunder,
(B) certain assets set forth on Schedule 8.13 or approved by Majority Lenders
                                -------------
that may not by contract or law be pledged or assigned, and (C) the Excluded IRU Agreements;(v)Guaranties by FB Subsidiaries;(vi) Guaranties made by FB Subsidiaries with assets in excess of $2 million, shall be secured by a first perfected security interest in all tangible and intangible assets of such FB Subsidiaries including current and future IRU Agreements, but excluding: (A) assets purchased and subject to Liens under vendor financing arrangements permitted hereunder, (B) certain assets set forth on Schedule 8.13 or approved
                                                     -------------
by Majority Lenders that may not by contract or law be pledged or assigned, and
(C) the Excluded IRU Agreements; (vii) Guaranties by Foreign DB Subsidiaries, which Guaranties shall be secured by a first perfected security interest in all tangible and intangible assets of such Foreign DB Subsidiaries including current and future IRU Agreements, but excluding: (A) assets purchased and subject to Liens under vendor financing arrangements permitted hereunder, (B) certain assets set forth on Schedule 8.13 or approved by Majority Lenders that may not
                    -------------
by contract or law be pledged or assigned, and (C) the Excluded IRU Agreements. (collectively, together with all other Properties or assets of the Borrowers, their Subsidiaries and other Persons securing the Foreign Obligations from time to time, the "Foreign Collateral"). The Domestic Collateral and the Foreign Collateral together, the "Collateral". The Domestic Borrower and the Foreign Borrower agree that they will, and will cause their Subsidiaries to execute and deliver, or cause to be executed and delivered, such documents as the Administrative Agent may from time to time reasonably request to create and perfect a first Lien for the benefit of the Administrative Agent and the Lenders in the Collateral.

                        ARTICLE III.  LETTERS OF CREDIT

     3.01. Issuance of Letters of Credit. The Foreign Borrower shall give the Administrative Agent not less than five Business Days prior written notice of a request for the issuance of a Letter of Credit, and the Administrative Agent shall promptly notify each Lender of such request. Letters of Credit may be issued in Dollars, Eurocurrencies, or, subject to the provisions hereof, other currencies which are determined by Administrative Agent to be available. If the Letter of Credit requested is to be denominated in a currency other than Dollars or Eurocurrencies, Administrative Agent shall notify Foreign Borrower within twenty-four hours of receipt of the completed and duly executed Applications of the availability of such currency and the expiration date available for Letters of Credit denominated in such currency. Upon receipt of the Foreign Borrower's properly completed and duly executed Applications, and subject to the terms of such Applications and to the terms of this Agreement (which, in the event of a conflict between the terms of the Application and the terms of this Agreement, the terms of this Agreement shall control), the Administrative Agent agrees to issue Letters of Credit on behalf of the Foreign Borrower in an aggregate face amount not in excess of the lesser of (a) Letter of Credit Commitment and (b) the remainder of the Foreign Revolver Commitment minus the sum of all outstanding Foreign Revolver Advances plus the aggregate amount available to be drawn of all outstanding Letters of Credit (or if any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency). No Letter of Credit denominated in Dollars or Eurocurrencies shall have a maturity extending beyond the earliest of (i) the Maturity Date, or (ii) such earlier date as may be required to enable the Foreign Borrower to satisfy its repayment obligations under Section 2.06 hereof. No Letter of Credit denominated in a currency other than Dollars or Eurocurrencies shall have a maturity extending beyond the earliest of (i) the Maturity Date, or (ii) such earlier date as reasonably determined by Administrative Agent. Subject to such maturity limitations and so long as no Default or Event of Default has occurred and is continuing or would result from the renewal of a Letter of Credit, the Letters of Credit may be renewed by the Administrative Agent in its discretion. The Lenders shall participate ratably in any liability under the Letters of Credit and in any unpaid reimbursement obligations of the Foreign Borrower with respect to any Letter of Credit in their Foreign Revolver Specified Percentages (or if such Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of their Foreign Revolver Specified Percentage of such currency). The amount of the Letters of Credit issued and outstanding and the unpaid reimbursement obligations of the Foreign Borrower for such Letters of Credit (or if any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency) shall reduce the amount of Foreign Revolver Commitment available, so that at no time shall the sum of (i) all outstanding Foreign Revolver Advances in the aggregate, plus (ii) the aggregate face amount of all outstanding Letters of Credit (or is any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency), plus (iii) (without duplication) all outstanding reimbursement obligations related to Letters of Credit (or if such reimbursement obligations are denominated in a currency other than Dollars, the Dollar equivalent of such currency), exceed the Foreign Revolver Commitment, and at no time shall the sum of all Foreign Revolver Advances by any Lender made plus its ratable share of amounts available to be drawn under the Letters of Credit (or if any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency) and the unpaid reimbursement obligations (or if any reimbursement obligation is denominated in a currency other than Dollars, the Dollar equivalent of such currency) of the Foreign Borrower in respect of such Letters of Credit exceed its Foreign Revolver Specified Percentage of the Foreign Revolver Commitment.

     3.02. Letters of Credit Fee. In consideration for the issuance of each Letter of Credit, the Foreign Borrower shall pay to (a) the Administrative Agent for its sole account, an application and processing fee in the amount of the higher of (i) $350.00 and (ii) the product of 1/8th of 1% multiplied by the face amount of such Letter of Credit on each Letter of Credit (or if the Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency calculated by using the quoted spot rate to exchange Dollars for such currency in effect on the last day of each Quarterly Date as the rate in effect during the calendar quarter ending on such Quarterly Date), due and payable on the date of issuance of each Letter of Credit, and (b) the Administrative Agent for the account of the Administrative Agent and the Lenders in accordance with their Foreign Revolver Specified Percentages, a per annum fee for each Letter of Credit equal to the higher of (i) $350.00 and (ii) the product of the Applicable Margin for LIBOR Advances multiplied by the face amount of each such Letter of Credit (or if such Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency calculated by using the quoted spot rate to exchange Dollars for such currency in effect on the last day of each Quarterly Date as the rate in effect during the calendar quarter ending on such Quarterly Date). Each fee for each Letter of Credit under subsection (b) above shall be due and payable to the Administrative Agent quarterly as it accrues, on each Quarterly Date during the term of the Letter of Credit and on the expiration or renewal and/or extension of each such Letter of Credit, beginning with the first such Quarterly Date after the issuance of each Letter of Credit and ending on the expiration date of each such Letter of Credit.

     3.03.  Reimbursement Obligations.

     (a) The Foreign Borrower hereby agrees to reimburse Administrative Agent immediately upon demand by Administrative Agent, and in immediately available funds, for any payment or disbursement made by Administrative Agent under any Letter of Credit. Administrative Agent shall notify Foreign Borrower within one Business Day of its receipt of a draw request with respect to a Letter of Credit issued in a currency other than Dollars. Foreign Borrower, within one Business Day of receipt of such notice from Administrative Agent, shall notify Administrative Agent whether Foreign Borrower intends to make funds available to Administrative Agent in such currency. Payment shall be made by the Foreign Borrower with interest on the amount so paid or disbursed by Administrative Agent from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Highest Lawful Rate, and (ii) the sum of the Base Rate in effect from time to time plus 2% per annum; provided, however, that if the Foreign Borrower would be permitted under the
--------  -------
terms of Section 2.01, Section 2.02 and Section 4.02 to borrow Foreign Revolver Advances in amounts at least equal to their reimbursement obligation for a drawing under any Letter of Credit, a Base Advance by each Lender, in an amount equal to such Lender's Foreign Revolver Specified Percentage, shall automatically be deemed made on the date of any such payment or disbursement made by Administrative Agent in the amount of such obligation and subject to the terms of this Agreement.

     (b) The Foreign Borrower hereby also agrees to pay to Administrative Agent immediately upon demand by Administrative Agent and in immediately available funds, as security for their reimbursement obligations in respect of the Letters of Credit under Section 3.03(a) hereof and any other amounts payable hereunder and under the Notes, an amount equal to the aggregate Dollar amount available to be drawn under Letters of Credit then outstanding (or if any Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency), irrespective of whether the Letters of Credit have been drawn upon, upon an Event of Default. Any such payments shall be deposited in a separate account designated "Pacific Gateway Exchange (Bermuda) Limited Special Account" or such other designation as Administrative Agent shall elect. All such amounts deposited with Administrative Agent shall be and shall remain funds of the Foreign Borrower on deposit with Administrative Agent and may be invested by Administrative Agent as Administrative Agent shall determine. Such amounts may not be used by Administrative Agent to pay the drawings under the Letters of Credit; however, such amounts may be used by Administrative Agent as reimbursement for Letter of Credit drawings which Administrative Agent has paid. During the existence of an Event of Default but after the expiration of any Letter of Credit that was not drawn upon, the Foreign Borrower may direct the Administrative Agent to use any cash collateral for any such expired Letter of Credit, if any, to reduce the amount of the Obligations. Any amounts remaining in the Pacific Gateway Exchange (Bermuda) Limited Special Account, after the date of the expiration of all Letters of Credit and after all Obligations have been paid in full, or after the Event of Default shall cease to exist shall be repaid to the Foreign Borrower promptly thereafter.

     (c) The obligations of the Foreign Borrower under this Section 3.03 will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by the Foreign Borrower and until all other Obligations shall have been paid in full.

     (d) The Foreign Borrower shall be obligated to reimburse Administrative Agent upon demand for all amounts paid under the Letters of Credit as set forth in Section 3.03(a) hereof; provided, however, if the Foreign Borrower for any reason fails to reimburse Administrative Agent in full upon demand, whether by borrowing Foreign Revolver Advances to pay such reimbursement obligations or otherwise, the Lenders shall reimburse Administrative Agent in accordance with each Lender's Foreign Revolver Specified Percentage for amounts due and unpaid from the Foreign Borrower as set forth in Section 3.04 hereof; provided, however, that no such reimbursement made by the Lenders shall discharge the Foreign Borrower's obligations to reimburse Administrative Agent.

     (e) The Foreign Borrower shall indemnify and hold Administrative Agent or any Lender, its officers, directors, representatives and employees harmless from loss for any claim, demand or liability which may be asserted against Administrative Agent or such indemnified party in connection with actions taken under the Letters of Credit or in connection therewith (including losses resulting from the negligence (but not the gross negligence) of Administrative Agent or such indemnified party), and shall pay Administrative Agent for reasonable fees of attorneys (who may be employees of Administrative Agent) and legal costs paid or incurred by Administrative Agent in connection with any matter related to the Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or wilful misconduct of Administrative Agent or such indemnified party. If the Foreign Borrower for any reason fails to indemnify or pay Administrative Agent or such indemnified party as set forth herein in full, the Lenders shall indemnify and pay Administrative Agent upon demand, in accordance with each Lender's Foreign Revolver Specified Percentage of such amounts due and unpaid from the Foreign Borrower. The provisions of this Section 3.03(e) shall survive the termination of this Agreement.

     3.04. Lenders' Obligations. Each Lender agrees, unconditionally and irrevocably to reimburse Administrative Agent on demand for such Lender's Foreign Revolver Specified Percentage of each draw paid by Administrative Agent under any Letter of Credit (or if such Letter of Credit is denominated in a currency other than Dollars, the Dollar equivalent of such currency). All amounts payable by any Lender under this subsection shall include interest thereon at the Federal Funds Rate, from the date of the applicable draw to the date of reimbursement by such Lender. No Lender shall be liable for the performance or nonperformance of the obligations of any other Lender under this Section. The obligations of the Lenders under this Section shall continue after the Maturity Date and shall survive termination of any Loan Papers.

     3.05.  Administrative Agent's Obligations.

     (a) Administrative Agent makes no representation or warranty, and assumes no responsibility with respect to the validity, legality, sufficiency or enforceability of any Application or any document relative thereto or to the collectibility thereunder. Administrative Agent assumes no responsibility for the financial condition of the Foreign Borrower and its Subsidiaries or for the performance of any obligation of the Foreign Borrower. Administrative Agent may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action which may be vested in it or which it may be entitled to take or assert with respect to any Letter of Credit or any Application.

     (b) Administrative Agent shall be under no liability to any Lender, with respect to anything the Administrative Agent may do or refrain from doing in the exercise of its judgment, the sole liability and responsibility of Administrative Agent being to handle each Lender's share on as favorable a basis as Administrative Agent handles its own share and to promptly remit to each Lender its share of any sums received by Administrative Agent under any Application. Administrative Agent shall have no duties or responsibilities except those expressly set forth herein and those duties and liabilities shall be subject to the limitations and qualifications set forth herein.

     (c) Neither Administrative Agent nor any of its directors, officers, or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is expressly set forth herein) under or in connection herewith or any other instrument or document in connection herewith, except for gross negligence or willful misconduct, and no Lender or either Borrower waives its right to institute legal action against Administrative Agent for wrongful payment of any Letter of Credit due to Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall incur no liability to any Lender, the Foreign Borrower or any Affiliate of the Foreign Borrower or Lender in acting upon any notice, document, order, consent, certificate, warrant or other instrument reasonably believed by Administrative Agent to be genuine or authentic and to be signed by the proper party.

     3.06. Phase-In of the Euro. If at any time (i) a National Currency ceases to be lawful currency of the state issuing the same and is replaced by a European single or common currency or (ii) any National Currency and the Euro are at the same time both recognized by the central bank or comparable governmental authority of the state issuing such currency as the lawful currency of such state, then Administrative Agent's obligation to issue any Letter of Credit in a currency other than

Dollars shall immediately terminate until such time Foreign Borrower has taken all actions and executed all documents or other Loan Papers reasonably requested by Administrative Agent in order to insure that Administrative Agent may issue such Letters of Credit in accordance with Applicable Law, and such Letters of Credit will become Obligations of the Foreign Borrower under this Agreement.

                       ARTICLE IV.  CONDITIONS PRECEDENT

     4.01. Conditions Precedent to the Initial Advance and the Issuance of the Initial Letter of Credit. The obligation of each Lender to make the initial Advance under the Loan, or issue the initial Letter of Credit, (whichever shall occur first) is subject to receipt by the Administrative Agent of each of the following, in form and substance satisfactory to the Administrative Agent, with a copy (except for the Notes) for each Lender:

     (a) a loan certificate of each Borrower certifying as to the accuracy of its representations and warranties in the Loan Papers, certifying that no Default or Event of Default has occurred under the terms of this Agreement, and including a certificate of incumbency with respect to each Authorized Officer, and containing a representation that the following items are attached thereto, and that each of such items remains unchanged and valid, except as shown on the attachments: (i) copies of the Articles of Incorporation or Memorandum of Association of each Borrower, each United States Subsidiary, and certain of the Subsidiaries located in the United Kingdom, Germany, Japan, Australia and New Zealand, certified to be true, complete and correct by the secretary of state of each such Person's respective state or country of organization as described on
Schedule 5.01, (ii) copies of the By-Laws (or bye-laws) of each Borrower and
-------------
each of the Subsidiaries referenced in (i) above and (iii) copies of a certificate of good standing and a certificate of existence for the Borrowers and each Subsidiary referenced in (i) above in their state or country of organization and each other state or country in which they are required to be authorized to do business;

     (b) duly executed Notes by each Borrower, payable to the order of each Lender, equal to its Applicable Revolver Specified Percentage of the Commitments on the Closing Date;

     (c) a loan certificate of each Borrower certifying that a copy of the resolutions of such Borrower and each of the Subsidiaries authorizing such entity to execute, deliver and perform this Agreement, the Notes and the other Loan Papers to which each such entity is a party is attached and is a true and accurate copy;


     (d) in form and substance acceptable to the Administrative Agent, duly executed and completed Unlimited Guaranty of the Obligations by each of the Guarantors;

     (e) in form and substance acceptable to the Administrative Agent, a duly executed and completed pledge agreement or share charge by the Domestic Borrower pledging or charging 66% of the Capital Stock of the Foreign Borrower to secure the Domestic Revolver Loan;

     (f) in form and substance acceptable to the Administrative Agent, a duly executed and completed pledge agreement by the Domestic Borrower pledging 100% of the Capital Stock of the Domestic DB Subsidiaries of the Domestic Borrower to secure the Domestic Revolver Loan;

     (g) in form and substance acceptable to the Administrative Agent, a duly executed and completed pledge agreement or share charge by the applicable Obligor pledging or charging 100% of the Capital Stock of the FB Subsidiaries owned by such Obligor and 100% of the Capital Stock of the Foreign DB Subsidiary owned by such Obligor to secure the Foreign Revolver Loan;

     (h) original stock or membership certificates, as applicable, constituting the pledged Capital Stock of the Subsidiaries as described in (e), (f) and (g) above, together with stock powers executed in blank and UCC filings requested by the Administrative Agent;

     (i) in form and substance acceptable to the Administrative Agent, a duly executed and completed security agreement and U.C.C. financing statements by the Domestic Borrower and each of the Domestic DB Subsidiaries of the Domestic Borrower pledging the tangible and intangible assets of such entities to secure the Domestic Revolver Loan;

     (j) in form and substance acceptable to the Administrative Agent, a duly executed and completed security agreement and U.C.C. financing statements by the Domestic Borrower, Foreign Borrower and each Approved Subsidiary pledging the tangible and intangible assets of such entities to secure the Foreign Revolver Loan;

     (k)  Unlimited Guarantys executed by each of the Guarantors as set forth in
Section 2.16 hereof;

     (l) payment in full by the Borrowers to the Administrative Agent in immediately available funds of the fees which are then due, as described in the Fee Letter;

     (m) all other Loan Papers to be delivered on the Closing Date duly executed and completed, dated the Closing Date;

     (n)  opinions addressed to Administrative Agent on behalf of the Lenders of
(i) corporate counsel to the Borrowers, each Domestic DB Subsidiary and foreign counsel for certain Subsidiaries located in the United Kingdom, Germany, Japan, Australia and New Zealand as described on Schedule 1.02 with respect to
                                          -------------
organizational matters, due authorization, execution, etc., no violation of law or material agreement, and the validity and enforceability under New York law and (ii) special FCC counsel and/or PUC counsel to the Borrowers and the Subsidiaries, as applicable, with respect to the Licenses of the Borrowers and the Subsidiaries and the transactions contemplated hereby, each in form and substance acceptable to the Administrative Agent;

     (o) assignability of the MFN and the Williams cable IRU contracts on conditions satisfactory to the Administrative Agent;

     (p) opinion of counsel to Borrowers in a form acceptable to Administrative Agent confirming Borrowers' and their applicable Subsidiaries' ability to transfer to a third party cable rights held by Borrowers and their Subsidiaries without the consent of any consortium group member as a result of the sale of 100% of the Capital Stock of the entities holding any cable rights;

     (q) in form and substance acceptable to Administrative Agent, written agreements from identified cable consortiums to provide Administrative Agent written notice of any default or event of default with respect to cable contracts together with an opportunity to cure any such default or event of default;

     (r) reimbursement for Administrative Agent with respect to its reasonable fees and expenses and for Special Counsel's reasonable fees and expenses rendered through the Closing Date;

     (s) evidence that all corporate proceedings of the Borrowers and each of their Subsidiaries has taken place in connection with the transactions contemplated by this Agreement and the other Loan Papers, shall be reasonably satisfactory in form and substance to the Lenders and Special Counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Agent, Special Counsel or any Lender may reasonably request in connection with such transactions;

     (t) copies of all UCC searches of all Properties of the Borrowers and the domestic Subsidiaries showing no Liens except Permitted Liens and Liens permitted under Section 8.03(b) hereof and similar evidence for lack of Liens on property of each of the foreign Subsidiaries in the United Kingdom, Germany, Japan, Australia and New Zealand;

     (u) a duly completed Compliance Certificate evidencing no Default or Event of Default dated as of the Closing Date for the most recently ended fiscal quarter;

     (v) a certificate from the Borrowers stating that there has been no Material Adverse Change in the financial condition, business, operations, or prospects of the Borrowers and their Subsidiaries since December 31, 1998 other than as disclosed through SEC filings;

     (w) evidence satisfactory that the Borrowers and each of their Subsidiaries has (i) undertaken a detailed review and assessment of all areas within its business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrowers and their Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a detailed plan and timeline for addressing the Year 2000 Problem on a timely basis, (iii) to date, implemented that plan in accordance with that timetable, (iv) reasonably anticipated that all computer applications that are material to their business and operations will on a timely basis be able to perform properly date-sensitive functions and (v) made an inquiry of each of their key suppliers, vendors and customers as to whether such Persons will on a timely basis be Year 2000 compliant in all material respects and, on the basis of that inquiry, believe that all such Persons will be so compliant; and

     (x) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Agent or any Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the Borrowers or any Subsidiary and the enforceability of and security for the Obligations.

     4.02. Conditions Precedent to All Advances and Letters of Credit. The obligation of each Lender to make each Advance hereunder (excluding each Refinancing Advance), and the obligation of the Administrative Agent to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or such issuance of such Letter of Credit:

     (a) All of the representations and warranties of the Borrowers under this Agreement shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of the Advance or the issuance of the Letter of Credit, except those representations and warranties that specifically speak as of a particular date;

     (b) The incumbency of the Authorized Officers shall be as stated in the certificate of incumbency delivered in the Borrowers' loan certificate pursuant to Section 4.01(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent. The Lenders may, without waiving this condition, consider it fulfilled and a representation by the Borrowers made to such effect if no written notice to the contrary, dated on or before the date of such Advance or the issuance of such Letter of Credit, is received by the Administrative Agent from the Borrowers prior to the making of such Advance or such Letter of Credit;

     (c) There shall not exist a Default or an Event of Default hereunder and none shall exist as a result of making any such Advance or issuing such Letter of Credit, and the Administrative Agent shall have received written or telephonic certification thereof by an Authorized Officer (which certification, if telephonic, shall be followed promptly by written certification);

     (d) No event shall have occurred that could reasonably be expected to cause a Material Adverse Change since December 31, 1998 other than as disclosed through SEC filings through the Closing Date;

     (e) In the case of each Letter of Credit, Foreign Borrower shall have delivered to the Administrative Agent a duly executed and complete Application acceptable to Administrative Agent;

     (f) In the case of any Domestic Revolver Advance, the aggregate outstanding Domestic Revolver Advances after giving effect to such proposed Domestic Revolver Advance, shall not exceed the Domestic Revolver Commitment; and

     (g) In the case of any Foreign Revolver Advance, the aggregate outstanding Foreign Revolver Advances after giving effect to such proposed Foreign Revolver Advance, plus the sum of the face amount of all outstanding Letters of Credit plus all reimbursement obligations under Article III hereof, shall not exceed the Foreign Revolver Commitment; and

     (h) Certification in a Compliance Certificate from and calculations by Borrowers demonstrating compliance with the Capital Expenditure covenant, the loan use limitations, and to the extent applicable, an invoice from the applicable consortium for Borrowers' current pro rata portion of the consortium STM-1 payments in connection with the Japan-US Agreement or the TAT-14 Agreement.

                  ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     5.01. Representations and Warranties. The Borrowers hereby represent and warrant to each Lender as follows:

     (a) The respective jurisdictions of incorporation and percentage ownership of all Subsidiaries, including a designation of the DB Subsidiaries, the FB Subsidiaries and the Foreign DB Subsidiaries, of the Borrowers on the Closing Date and listed on Schedule 5.01(a) hereto are true and correct. Each of
                           ----------------
the Borrowers and the Subsidiaries is a entity duly organized, validly existing and in good standing under the laws of its state or country of organization. Each of the Borrowers and the Subsidiaries has the corporate power and corporate authority to own its properties and to carry on its business as now being conducted. Each of the Borrowers and the Subsidiaries is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Change.

     (b) The Borrowers have the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder. Each of the Borrowers and the Subsidiaries has corporate power and has taken all necessary corporate action to execute, deliver and perform the Loan Papers to which it is party in accordance with the terms thereof, and to consummate the transactions contemplated thereby. Each Loan Paper has been duly executed and delivered by the Borrowers or such Subsidiary executing it. Each of the Loan Papers to which the Borrowers and the Approved Subsidiaries are party is a legal, valid and binding obligation of each of the Borrowers or such Approved Subsidiary, as applicable, enforceable in accordance with its terms, subject, to enforcement of remedies, to the following qualifications: (i) equitable principles generally, and (ii) bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of either of the Borrowers or any Approved Subsidiary of the Borrowers).

     (c) The execution, delivery and performance by the Borrowers and the Subsidiaries of the other Loan Papers to which they are respectively a party, and the consummation of the transactions contemplated thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws (or memorandum of association or bye-laws) of either of the Borrowers or any Subsidiary, or under any material License, indenture, agreement or other instrument, to which either of the Borrowers or any Subsidiary is a party or beneficiary of, or by which they or their respective Properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by either of the Borrowers or any Subsidiary, except Permitted Liens, except, with respect to any of the foregoing, which could not reasonably be expected to cause a Material Adverse Change.

     (d) The Borrowers and its Subsidiaries are primarily engaged in the operation of telecommunications, internet and pursuing activities related thereto.

     (e) On the Closing Date, all material Licenses of the Borrowers and the Subsidiaries have been duly authorized and obtained, and are in full force and effect. The Borrowers and the Subsidiaries are in compliance in all material respects with all provisions thereof. On the Closing Date, no material License is the subject of any pending or, to the best of the Borrowers' knowledge, threatened challenge or revocation. On each date after the Closing Date on which this representation is deemed to be made, no material License is the subject of any pending or, to the best of the Borrowers' knowledge, threatened challenge or revocation, which such event could reasonably be expected to cause a Material Adverse Change. The Borrowers and the Subsidiaries are not required to obtain any material License that has not already been obtained from, or effect any material filing or registration that has not already been effected with, the FCC, any applicable PUC or any other federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Paper, or the performance thereof (other than any enforcement of remedies by the Administrative Agent on behalf of the Lenders), in accordance with their respective terms, including any borrowings hereunder.

     (f) The Borrowers and the Subsidiaries are in compliance in all material respects with all material Applicable Laws. The Borrowers and the Subsidiaries have duly and timely filed all reports, statements and filings that are required to be filed by any of them under the Communications Act, and are in all material respects in compliance therewith, including without limitation the rules and regulations of the FCC and each applicable PUC. Except as set forth on Schedule
                                                                        --------
5.01(f) hereto, as of the Closing Date, the Borrowers are not aware of any event
-------
or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC. On each date after the Closing Date on which this representation is deemed to be made, the Borrowers are not aware of any event or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC, which such event or circumstance could reasonably be expected to cause a Material Adverse Change.

     (g) On the Closing Date, the Borrowers and the Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties. On each date after the Closing Date on which this representation is deemed to be made, the Borrowers and the Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties, in which any such failure could reasonably be expected to cause a Material Adverse Change. None of the assets of the Borrowers or the Subsidiaries is subject to any Liens, except Permitted Liens and Liens permitted under Section 8.03(b) hereof. No financing statement or other Lien filing authorized by either of the Borrowers or any Subsidiary (except relating to Permitted Liens and Liens permitted by Section 8.03(b) hereof) is on file in any state or jurisdiction that names either Borrower or any of the Subsidiaries as debtor or covers (or purports to cover) any assets of either Borrower or any of the Subsidiaries. Neither the Borrowers nor any of the Subsidiaries have signed any such financing statement or filing, nor any security agreement authorizing any Person to file any such financing statement or filing.

     (h)    On the Closing Date, except as reflected on Schedule 5.01(h) hereto,
                                                     ----------------
there is no material action, suit, proceeding or any other Litigation pending against, or, to the best of the Borrowers' knowledge, threatened against the Borrowers or any of their Subsidiaries, or in any other manner relating directly and materially adversely to the Borrowers any of their Subsidiaries, or any of their material Properties, in any court or before any arbitrator of any kind or before or by any governmental body. On each date after the Closing Date on which this representation is deemed to be made, there is no action, suit, proceeding or any other Litigation pending against, or, to the best of the Borrowers' knowledge, threatened against the Borrowers or any of their Subsidiaries, or in any other manner relating to the Borrowers or any of their Subsidiaries, or any of their Properties, in any court or before any arbitrator of any kind or before or by any governmental body, which could reasonably be expected to cause a Material Adverse Change.

     (i) All federal, state and other Tax returns of the Borrowers and their Subsidiaries required by law to be filed have been duly filed and all Taxes, assessments and governmental charges or levies imposed upon either of the Borrowers or their Subsidiaries or any of their Properties, income, profits and assets, and all other material claims for labor, material and supplies which if left unpaid might become a Lien upon their Properties or assets, except those that are diligently contested in good faith by the Borrowers and for which adequate reserves have been established in accordance with GAAP, and no Lien (other than a Permitted Lien) has attached and no foreclosure, distraint, sale or similar proceedings have been commenced.

     (j) The Borrowers have furnished or caused to be furnished to the Lenders copies of its financial statements at September 30, 1999 which are prepared in good faith and complete in all material respects, except for year-end adjustments and the absence of footnotes. Each such statement presents fairly in all material respects and in accordance with GAAP (except for year-end adjustments and absence of footnotes) the financial position of the Borrowers and the Subsidiaries as at such dates, and the results of operations for the periods then ended. The Borrowers and the Subsidiaries have no material liabilities, contingent or otherwise, nor material losses, except as disclosed in writing to the Lenders prior to the Closing Date or as disclosed on any subsequent financial statements. On the Closing Date after giving effect to the Advances made on such date, the Borrowers and their Subsidiaries on a consolidated basis are Solvent.

     (k) On the Closing Date, since the date of the most recent financial statements delivered to the Lenders, no event or circumstances have occurred or arisen that could reasonably be expected to cause a Material Adverse Change, except as disclosed in the Domestic Borrower's SEC filings.

     (l) None of the Borrowers or their Controlled Group maintains or contributes to any Plan other than those disclosed to the Administrative Agent in writing. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to each Plan of either Borrower and each member of its Controlled Group (other than a Multiemployer Plan), all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of such Borrower or any member of its Controlled Group in excess of $100,000, have been duly filed. All such reports are true and correct in all material respects as of the date given. No such Plan of either Borrower or any member of its Controlled Group has any accumulated funding deficiency (as defined in Section 412(a) of the Code) (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. None of the Borrowers or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date under Section 412 of the Code and Section 302 of ERISA. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of the Borrowers or any member of its Controlled Group since the effective date of ERISA. The value of the assets of each Plan (other than a Multiemployer Plan) of the Borrowers and each member of its Controlled Group equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date. There are no pending or, to the best of the Borrowers' knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrowers nor any member of their Controlled Group has knowledge of any threatened Litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan, or
(ii) the assets of any employee welfare benefit plan within the meaning of
Section 3(1) or ERISA, or against any fiduciary thereof with respect to the operation of any such plan. None of the Borrowers or any member of their Controlled Group has engaged in any non-exempt prohibited transactions, within the meaning of Section 406 or Section 4.08 of ERISA or Section 4975 of the Code, in connection with any Plan. None of the Borrowers or any member of their Controlled Group has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. None of the Borrowers, any member of their Controlled Group, or any organization to which either Borrower or any member of their Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069. None of the Borrowers or any member of their Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Each of the Borrowers and their Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder.

     (m) The Borrowers are not, nor are any of the Subsidiaries engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Advances will be used to purchase or carry any margin stock (as defined by Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the assets of either Borrower or any of their Subsidiaries are margin stock (as defined by Regulation U), and none of the Capital Stock of either Borrower's Subsidiaries is margin stock (except as may occur as a result of the transactions contemplated in Section 8.18). None of the Borrowers or their Subsidiaries, nor any agent acting on their behalf, have taken or will knowingly take any action which might cause this Agreement or any Loan Papers to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     (n) The Borrowers and the Subsidiaries are in compliance with all of the material provisions of their articles of incorporation and by-laws. As of the Closing Date, no event, act or condition has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by either Borrower or any of their Subsidiaries under any material contract, or other material indenture, agreement or other instrument, or any judgment, decree or order to which either Borrower or any of the Subsidiaries is a party or by which they or any of their material Properties is bound. On each date after the Closing Date on which this representation is deemed to be made, no event, act or condition has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by either Borrower or any of the Subsidiaries under any material contract or other material indenture, agreement or other instrument, or any judgment, decree or order to which either Borrower or any of the Subsidiaries is a party or by which they or any of their material Properties is bound, that could reasonably be expected to cause a Material Adverse Change.

     (o) Neither Borrower is, nor are any of their Subsidiaries, required to register under the provisions of the Investment Company Act of 1940, as amended. Neither the entering into or performance by the Borrowers of this Agreement nor the issuance of the Notes, nor the execution, delivery and performance of the obligations under the Loan Papers by the Borrowers and their Subsidiaries, violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

     (p) On the Closing Date, neither of the Borrowers or any of their Subsidiaries has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed on any real property now owned by the Borrower or any of its Subsidiaries, except (i) for hazardous substances the presence of which is not in violation of law and
(ii) as disclosed in writing to the Lenders. On each date after the Closing Date on which this representation is deemed to be made, neither of the Borrowers nor any Subsidiary has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed in violation of law on any real property now owned by either Borrower or any of their Subsidiaries except as disclosed to the Lenders in writing, and which could, in the reasonable judgment of the Borrowers, be expected to cause a Material Adverse Change. As of the Closing Date, neither the Borrowers nor the Subsidiaries are in violation of or subject to any existing, pending or, to the best of either Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable

Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of either Borrower or the Subsidiaries. On each date after the Closing Date on which this representation is deemed to be made, neither the Borrowers nor the Subsidiaries are in violation of or subject to any existing, pending or, to the best of either Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable Environmental Laws which could reasonably be expected to cause a Material Adverse Change, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of either Borrower or the Subsidiaries. Neither the Borrowers nor the Subsidiaries are required to obtain any permits, Licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of either Borrower or any Subsidiary by reason of any applicable Environmental Laws, except those that have been obtained. As of the Closing Date, neither Borrower nor any or their Subsidiaries have actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of either Borrower or any of their Subsidiaries in violation of any applicable Environmental Law, except as could be not reasonably be expected to cause a Material Adverse Change. On each date after the Closing Date on which this representation is deemed to be made, neither Borrower nor any of their Subsidiaries have actual knowledge or reason to believe, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of either Borrower any of their Subsidiaries, within the meaning of the applicable Environmental Laws, except as disclosed to the Lenders and which such disposal or release could not reasonably be expected to cause a Material Adverse Change.

     (q) On the Closing Date, there is no Litigation, or, to the best of either Borrower's knowledge, threatened Litigation or pending or threatened claim of breach or default, with respect to any material contract, or any loan agreement or document evidencing any Debt for Borrowed Money of either Borrower or any of their Subsidiaries that has not been disclosed in writing to the Lenders either directly or through SEC filings.

     (r) All Capital Stock of the Borrowers and their Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. The Capital Stock described on Schedule 5.01(a) hereto constitutes all the issued
                           ----------------
and outstanding Capital Stock of the Borrowers and their Subsidiaries, or the Subsidiaries of another Subsidiary of either Borrower, except such shares that have been issued after the Closing Date. No Person has conversion rights with respect to, or any subscription rights, calls, commitments or claims of any character for, or any repurchase or redemption options relating to, the Capital Stock of either Borrower and their Subsidiaries, other than the Warrants or those rights that have been waived. The Capital Stock of the Borrowers and their Subsidiaries when issued or sold, was either (i) registered or qualified under applicable federal or state securities laws, or (ii) exempt therefrom.

     (s) No broker's, finder's or other fee or commission will be payable by either Borrower (other than to the Lenders or their Affiliates hereunder) with respect to the making of the Commitment or the Advances hereunder. The Borrowers agree to indemnify and hold harmless the

Administrative Agent and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

     (t) No event, act or condition has occurred which permits (or with the passage of time would permit) the revocation or termination of any material License, which could result in the imposition of any restriction thereon of such a nature that could reasonably be expected to cause a Material Adverse Change.

     (u) To the best knowledge of the Borrowers, as of the Closing Date, the Borrowers and their Subsidiaries have obtained all material patents, trademarks, service-marks, trade names, copyrights, Licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted. On each date afer the Closing Date on which this representation is deemed to be made, the Borrowers and the Subsidiaries have obtained all patents, trademarks, service-marks, trade names, copyrights, Licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted, except those, the failure of which to obtain could not be reasonably expected to cause a Material Adverse Change. Nothing has come to the attention of either Borrower or any of their Subsidiaries to the effect that (i) any process, method, part or other material presently contemplated to be employed by either Borrower or any of their Subsidiaries may infringe any patent, trademark, service-mark, trade name, copyright, License or other right owned by any other Person, or (ii) there is pending or overtly threatened any claim or Litigation against or affecting either Borrower or any of their Subsidiaries contesting its right to sell or use any such process, method, part or other material, which could reasonably be expected to cause a Material Adverse Change.

     (v) Neither this Agreement nor any other document, certificate or statement taken as a whole which has been furnished to any Lender by or on behalf of either Borrower or any of their Subsidiaries in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not misleading at the time it was furnished. On the Closing Date, there is no fact known to either Borrower and not known to the public generally that could reasonably be expected to cause a Material Adverse Change, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to the Lenders by or on behalf of the Borrowers prior to the date hereof in connection with the transaction contemplated hereby. On each date after the Closing Date on which this representation is deemed to be made, there is no fact known to either Borrower or any of their Subsidiaries, and not known to the public generally, that could reasonably be expected to cause a Material Adverse Change, which has not been disclosed to the Lenders in writing.

     (w) Neither the Borrowers nor any of their Subsidiaries is a party to any contractual relationship which is breached or in default solely as a result of any change in the ownership or management of either Borrower, or the Board of Directors, unless such Borrower has agreed to a substantially similar provision in this Agreement.

     (x)  Year 2000 Compliance.

            (a) The Borrowers have (i) undertaken a detailed review and assessment of all areas within its business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer hardware and software used by such Borrower and their Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (including recognizing and performing properly date-sensitive functions in leap years)), (ii) developed a detailed plan, timeline and budget for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable and budget. The aggregate costs to and charges by such Borrower related to the Year 2000 Problem and being Year 2000 Compliant shall not exceed an amount which could reasonably be expected to cause a Material Adverse Change.

            (b) Each of the Borrowers and their Subsidiaries is in the process of making inquiry of each of its key suppliers, vendors and customers as to whether such Person will on a timely basis be Year 2000 Compliant in all material respects. "Key suppliers, vendors and customers" refers to those suppliers, vendors and customers of the Borrowers and their Subsidiaries, the business failure of which could reasonably be expected to cause a Material Adverse Change.

     5.02. Survival of Representations and Warranties. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Closing Date and at and as of the date of each Advance, and each shall be true and correct in all material respects when made. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any Advance under this Agreement.

                        ARTICLE VI.  GENERAL COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     6.01.  Preservation of Existence and Similar Matters.

     (a) The Borrowers shall, and shall cause their Subsidiaries to, preserve and maintain, or timely obtain and thereafter preserve and maintain (i) material rights, franchises, authorizations, consents, privileges and all other material Licenses from federal, state and local governmental bodies and any Tribunal (regulatory or otherwise) which such Borrower or such Subsidiary deems reasonably necessary or advisable to conduct its business in the ordinary course, and (ii) its existence (except as permitted by Section 8.05 hereof); and

     (b) The Borrowers shall, and shall cause each of their Subsidiaries to, qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to do so could not be reasonably expected to cause a Material Adverse Change.

     6.02. Business; Compliance with Applicable Law. The Borrowers shall, and shall cause their Subsidiaries to (a) engage primarily in the business of telecommunications and internet, and activities related thereto, and (b) comply in all material respects with the requirements of all Applicable Law, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

     6.03. Maintenance of Properties. The Borrowers shall, and shall cause their Subsidiaries to, maintain or cause to be maintained all their material Properties necessary to the conduct of their business (whether owned or held under lease) in reasonably good repair, working order and condition, taken as a whole, and from time to time make or cause to be made all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

     6.04. Accounting Methods and Financial Records. The Borrowers shall, and shall cause their Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and all transactions reflected in accordance with GAAP, and keep accurate and complete records of its respective assets. The Borrowers shall, and shall cause each of their Subsidiaries to maintain a fiscal year ending on December 31.

     6.05. Insurance. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain insurance (including self insurance with respect to their deductibles) from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for companies of similar size and capability, but in no event less than the amount and types insured as of the Closing Date.

     6.06. Payment of Taxes and Claims. The Borrowers shall, and shall cause each of their Subsidiaries to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or its income, Properties, profits or assets prior to the date on which penalties attach thereto, and all lawful material claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of their Properties or assets except those Taxes, assessments and charges contested by the Borrowers diligently in good faith, and for which adequate reserves have been established in accordance with GAAP. The Borrowers shall, and shall cause each of their Subsidiaries to, timely file all information returns required by federal, state or local Tax authorities.

     6.07. Visits and Inspections. The Borrowers shall, and shall cause each of their Subsidiaries to, promptly, permit representatives of the Administrative Agent or any Lender from time to time, upon prior notice reasonable under the circumstances, to (a) visit and inspect the Properties of the Borrower and each of their Subsidiaries as often as the Administrative Agent or any Lender shall deem advisable, (b) inspect and make extracts from and copies of either of the Borrower's or their Subsidiary's books and records, and (c) discuss with the Borrowers' or any of their Subsidiary's directors, officers, employees and the auditors of either Borrower or any of their Subsidiaries, its business, assets, liabilities, financial positions, results of operations and business prospects.

     6.08. Use of Proceeds. The Borrower shall use the proceeds of the Advances exclusively as described in Section 2.15 hereof.

     6.09.  Indemnity.

     (a) Each of the Borrowers shall, and shall cause each of their respective FB or DB Subsidiaries to, defend, protect, indemnify and hold harmless the Administrative Agent, each Lender, each of their respective Affiliates, and each of their respective (including such Affiliates') officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations), under common law or at equitable cause, or on contract, tort or otherwise, arising from or connected with the past, present or future operations of the applicable Borrower or its respective FB or DB Subsidiaries, or any of their predecessors in interest, in any manner relating to or arising out of this Agreement, the Loan Papers, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, the making of any participations in the Advances and the management of the Advances, including in connection with, or as a result, in whole or in part, of any negligence of Administrative Agent or any Lender (other than those matters raised exclusively by a participant against the Administrative Agent or any Lender and not either Borrower), or the use or intended use of the proceeds of the Advances hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding any claim or liability to the extent that it arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction (collectively, the "Indemnified Matters").

     (b) In addition, each of the Borrowers shall, and shall cause each of their respective FB or DB Subsidiaries to, periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold any Indemnitee harmless with respect to Indemnified Matters, then the applicable Borrowers and their respective FB or DB Subsidiaries shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Borrower or such Subsidiaries, and either Borrower's stockholders or their Subsidiaries' stockholders, on the one hand and such Indemnitee on the other hand but also the relative fault of such Borrower or such Subsidiary and such Indemnitee, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which either Borrower may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrowers and their Subsidiaries, the Administrative Agent, the Lenders and all other Indemnitees. This Section shall survive any termination of this Agreement and payment of the Obligations.

      6.10. Environmental Law Compliance. The use which either of the Borrowers or any of their respective FB or DB Subsidiaries intends to make of any real Property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real Property in violation of any Environmental Law that could reasonably be expected to cause a Material Adverse Change. As used herein, the terms "hazardous substance" and "release" as used in this Section shall have the meanings specified in CERCLA (as defined in the definition of applicable Environmental Laws), and the terms "solid waste" and "disposal" shall have the meanings specified in RCRA (as defined in the definition of applicable Environmental Laws); provided, however, that if CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, to the extent that any other law applicable to either Borrower or any of their respective FB or DB Subsidiaries or any of their properties and assets establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. Each of the Borrowers shall, and shall cause their respective FB or DB Subsidiaries to, indemnify and hold the Administrative Agent and each Lender harmless from and against, and to reimburse them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and courts costs) of any kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of them at any time and from time to time by reason of or arising out of (a) the failure of either Borrower or any of their respective FB or DB Subsidiaries to perform any obligation hereunder regarding asbestos or applicable Environmental Laws, (b) any violation on or before the Release Date of any applicable Environmental Law in effect on or before the Release Date, and (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on such real Property or release from such real Property of hazardous substances or solid wastes disposed of or otherwise released on or prior to the Release Date), resulting from or in connection with the ownership of the real Property, regardless of whether the act, omission, event or circumstance constituted a violation of any applicable Environmental Law at the time of its existence or occurrence, or whether the act, omission, event or circumstance is caused by or relates to the negligence of any indemnified Person; provided, that such Borrower shall not be under any obligation to indemnify the Administrative Agent or any Lender to the extent that any such liability arises as the result of the gross negligence or willful misconduct of such Person, as finally judicially determined by a court of competent jurisdiction. The provisions of this paragraph shall survive the Release Date and shall continue thereafter in full force and effect.

      6.11. Acquisitions, Generally. In connection with any Permitted Acquisition made by either Borrower or any of their Subsidiaries during the term of this Agreement, such Borrower shall or shall cause such Subsidiary to, (a) not less than five Business Days prior to the proposed acquisition date, deliver to Administrative Agent a detailed written description of the proposed Permitted Acquisition in form reasonably acceptable to the Administrative Agent, and (b) prior to the consummation of the acquisition a statement certified by an Authorized Officer that (i) the proposed transaction complies with the definition of Permitted Acquisition set forth in Article I hereof and with the terms and conditions set forth in Article VIII hereof, and (ii) no Default or Event of Default exists prior to or after giving effect to any requested Advance or the consummation of such acquisition, or will exist upon consummation of the proposed acquisition and related borrowings and transactions, together with a Compliance Certificate computed after giving effect to such acquisition and borrowings.

     6.12. Subsidiary Designation. The Borrower agrees that each Subsidiary on the Closing Date will remain a Subsidiary until the Obligations have been repaid in full and the Commitment has been terminated, except as permitted in Article VIII hereof.

     6.13. Year 2000 Compliance. The Borrowers will promptly notify the Administrative Agent in the event either Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of it Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not be reasonably expected to cause a Material Adverse Change.

     6.14.  Eurocurrency Conversion to the Euro.

     (a) If, as a result of the implementation of the European economic and monetary union ("EMU"), (i) any currency in which a Letter of Credit may be issued under this Agreement (a "National Currency") ceases to be lawful currency of the state issuing the same and is replaced by a European single or common currency (the "Euro") or (ii) any National Currency and the Euro are at the same time both recognized by the central bank or comparable governmental authority of the state issuing such currency as lawful currency of such state, then any amount payable hereunder by any party hereto in such National Currency (including, without limitation, any Advance to be made under this Agreement) shall instead be payable in the Euro and the amount so payable shall be determined by redenominating or converting such amount into the Euro at the exchange rate officially fixed by the European Central Bank for the purpose of implementing the EMU, provided, that to the extent any EMU legislation provides
                      --------
that an amount denominated either in the Euro or in the applicable National Currency can be paid either in Euros or in the applicable National Currency, each party to this Agreement shall be entitled to pay or repay such amount in Euros or in the applicable National Currency. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any such National Currency will, except as otherwise provided herein, continue to be payable only in that National Currency.

     (b) The applicable Borrower shall from time to time, at the request of the Administrative Agent pay to the Administrative Agent for the account of each Lender the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, such Lender or any Affiliate of such Lender as a result of the introduction of, changeover to or operation of the Euro in any applicable state.

     (c) In addition, this Agreement (including, without limitation, the definition of LIBOR Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the applicable Borrower) to be necessary to reflect such implementation of the EMU and change in currency and to put the Lenders and the applicable Borrower in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred. Except as provided in the foregoing provisions of this Section 6.14, no such implementation or change in currency nor any economic
     ------------
consequences resulting therefrom shall (i) give rise to the applicable Borrower's termination prematurely, contest, cancellation, rescission, alteration, modification or renegotiation the provisions of this Agreement or
(ii) discharge, excuse or otherwise affect the performance of any obligations of either Borrower under this Agreement or other Loan Papers.

                      ARTICLE VII.  INFORMATION COVENANTS

      So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled), the applicable Borrower shall furnish or cause to be furnished to each Lender:

      7.01. Quarterly Financial Statements and Information. Within 45 days after the end of each fiscal quarter, (a) consolidated and consolidating balance sheets of the Domestic Borrower and its Subsidiaries, and (b) consolidated balance sheets of the Borrowers and their Subsidiaries, in each case, as at the end of such quarter, and the related consolidated and consolidating statements of income and consolidated statements of changes in cash for such quarter and for the elapsed portion of the year ended with the last day of such quarter, all of which shall be certified by an Authorized Officer, to, in his or her opinion, present fairly in all material respects, in accordance with GAAP, the financial position and results of operations of the Borrowers and their Subsidiaries, as at the end of and for such period, and for the elapsed portion of the year ended with the last day of such period.

      7.02. Annual Financial Statements and Information. As soon as available, but in all cases within 120 days after the end of each fiscal year, a copy of
(i) the consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries, in each case, as of the end of the current and prior fiscal years and (ii) consolidated and consolidating statements of earnings, statements of changes in shareholders' equity, and statements of changes in cash as of and through the end of such fiscal year for the Borrowers and their Subsidiaries, all of which are prepared in accordance with GAAP, and certified by independent certified public accountants acceptable to the Lenders, whose opinion shall be in scope and substance in accordance with GAAP and shall be unqualified.

      7.03. Compliance Certificates. At the time financial statements are furnished pursuant to Section 7.01 and Section 7.02 hereof, a duly completed Compliance Certificate evidencing no Default or Event of Default, or to the extent that a Default or Event of Default exists, the steps being taken to cure such Default or Event of Default.

      7.04. Copies of Other Reports and Notices.

     (a) Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to either Borrower or any Subsidiary by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit referred to in Section 7.02 hereof, and any other comment letter submitted to management in connection with any such audit, (ii) each financial statement, report, notice or proxy statement sent by either Borrower or any Subsidiary to stockholders generally, (iii) each regular or periodic report and any registration statement or prospectus (or material written communication in respect of any thereof) filed by either Borrower or any of their Subsidiaries with any securities exchange, with the Securities and Exchange Commission or any successor agency, and (iv) all press releases concerning material financial aspects of the Borrowers or any of their Subsidiaries.

     (b) Promptly upon becoming aware (i) that the holder(s) of any note(s) or other evidence of indebtedness or other security of either Borrower or any their Subsidiaries in excess of $250,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) of any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by either Borrower or any such Subsidiary under any material agreement or instrument other than this Agreement to which such Borrower or any such Subsidiary is a party or by which any of their Properties may be bound, or (iii) of the occurrence of any event, circumstance or condition which could reasonably be expected to cause a Material Adverse Change, a written notice specifying the details thereof (or the nature of any claimed default or event of default) and what action is being taken or is proposed to be taken with respect thereto;

     (c) Promptly upon receipt thereof, information with respect to and copies of any notices received from the FCC, any applicable PUC or any other federal, state or local regulatory agencies or any tribunal relating to any order, ruling, law, information or policy that relates to a breach of or noncompliance with the Communications Act or any law, rule or regulation of any applicable PUC, or might result in the payment of money by the either Borrower, any in an amount of $250,000 or more in the aggregate, or otherwise could reasonably be expected to cause a Material Adverse Change, or result in the loss or suspension of any material License or any material contract;

     (d) Promptly upon the knowledge of an Authorized Officer of receipt by either Borrower or any of their Subsidiaries from any governmental agency, or any government, political subdivision or other entity, of any material notice, correspondence, hearing, proceeding or order regarding or affecting either Borrower or any such Subsidiary or any of their Properties or businesses not in the ordinary course of business, a copy of such notice, correspondence, hearing, proceeding or order;

     (e) Within 10 calendar days of the end of each calendar month, a report summarizing all STM-1 leases or sales for such period, the cost associated with such STM-1 leases or sales and the sale price of such STM-1s; and

     (f) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the assets, business, liabilities, financial position, projections, results of operations or business prospects of the Borrowers and their Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

     7.05. Notice of Default and Other Matters. Prompt notice of the following events after either Borrower has knowledge or notice thereof:

     (a) The commencement of all proceedings and investigations by or before the FCC, any applicable PUC, or any other governmental body, and all other actions and proceedings in any court or before any arbitrator involving claims for damages (including punitive damages) in excess of either $1,000,000 for any one proceeding or investigation, or $5,000,000 in the aggregate for all such proceedings and investigations (after deducting the amount with respect to the Borrowers, or any of their Subsidiaries are insured), against or in any other way relating directly to the Borrowers, any of their Subsidiaries, or any of their properties, assets or businesses;

     (b) Promptly upon the happening of any act, condition or event which constitutes a Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto; and

     (c) Any event which could reasonably be expected to cause a Material Adverse Change with respect to the business, assets, liabilities, financial position, results of operations or prospective business of the Borrowers or any of their Subsidiaries.

     7.06.  ERISA Reporting Requirements.

     (a) Promptly and in any event (i) within 30 days after either Borrower, or any member of their Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of such Borrower or any member of its Controlled Group has occurred, and (ii) within 10 days after such Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan of such Borrower or any member of its Controlled Group has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan of such Borrower, or any member of its Controlled Group, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

     (b) Promptly and in any event within two Business Days after receipt thereof by either Borrower or any member of their Controlled Group from the PBGC, copies of each notice received by such Borrower or any member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

     (c) Promptly and in any event within 30 days after the filing thereof by either Borrower or any member of their Controlled Group with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report (including Schedule B thereto) with respect to each Plan;

     (d) Promptly and in any event within 30 days after receipt thereof, a copy of any notice, determination letter, ruling or opinion either Borrower or any member of their Controlled Group receives from the PBGC, the United States Department of Labor or the Internal Revenue Service with respect to any Plan;

     (e) Promptly, and in any event within 10 Business Days after receipt thereof, a copy of any correspondence either Borrower or any member of their Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan concerning potential withdrawal liability pursuant to Section 4219 or 4202 of ERISA, and a statement from the chief financial officer of such Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which such Borrower or such member of its Controlled Group is taking or proposes to take with respect thereto;

     (f) Notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which either Borrower, or any member of its Controlled Group was not previously contributing;

     (g) Notification within three Business Days after the Borrower, or any member of its Controlled Group knows or has reason to know that either Borrower, or any such member of their Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of
Section 4041(c) of ERISA and a copy of such notice; and

     (h) Promptly after receipt of written notice of commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, or any member of its Controlled Group with respect to any Plan.


                       ARTICLE VIII.  NEGATIVE COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     8.01.  Financial Covenants.

            (a)  Total Leverage.

                 (i) Prior to the issuance of any High Yield Indebtedness, at all times until the Obligations have been repaid in full and the Commitments have been terminated, the Borrowers shall not permit the Total Leverage Ratio to be more than 3.00 to 1.00.

                 (ii) After the issuance of any High Yield Indebtedness, at all times until the Obligations have been repaid in full and the Commitments have been terminated, the Borrowers shall not permit the Total Debt to be more than the sum of the following:(A) Operating Cash Flow (for the most recently completed four quarters) times 3.00; plus (B) 50% of the sum of (x) the lower of (I) the cost of all STM-1s or (II) the market value of all STM-1s as determined by STM-1 leases or sales minus (y) all payments due by the Domestic Borrower or any of its Subsidiaries on the STM-1s; plus (C) cash on hand at Domestic Borrower on such date, but only to the extent that such cash on hand is in excess of $10,000,000; plus (D) the market value of the Interest Reserve Securities on such date.

            (b) Senior Leverage Ratio. After the issuance of High Yield Indebtedness, at all times until the Obligations have been repaid in full and the Commitments have been terminated, the Borrowers shall not permit the Senior Leverage Ratio to be more than 2.25 to 1.00.

            (c) Minimum Operating Cash Flow. The Borrowers shall not permit Operating Cash Flow for the Borrowers and their Subsidiaries on a consolidated basis for the following periods of determination to be less than as indicated below:


                 Period                        Amount
                 ------                        ------


                 October 1, 1999 through       $ 6,000,000
                 December 31, 1999

                 January 1, 2000 through       $11,000,000
                 March 31, 2000
                 April 1, 2000 through         $11,300,000
                 June 30, 2000

                 July 1, 2000 through          $ 9,000,000
                 September 30, 2000


            (d) Interest Coverage Ratio. At all times until the Obligations have been repaid in full and the Commitments have been terminated, the Borrowers shall not permit the Interest Coverage Ratio to be less than 2.00 to 1.00.


            (e) Capital Expenditures. The Borrowers shall not permit Capital Expenditures related to non-STM-1 expenses to exceed the agreed financial forecasts described below for non-STM-1 payments for such fiscal quarter. Any unused amount of these Capital Expenditures may be added to the maximum limitation for such Capital Expenditure for the immediately succeeding fiscal quarter. The Borrowers shall not permit Capital Expenditures related to STM-1 payments of the Borrowers and their Subsidiaries to exceed the amount demonstrated by invoices from the Japan-US or TAT-14 consortiums for such current payments under the Japan-US Agreement or the TAT-14 Agreement.

            Fiscal Quarter Ending          Non STM-1 Amount
            ---------------------          ----------------

            December 31, 1999              $14,740,000

            March 31, 2000                 $ 8,000,000

            June 30, 2000                  $ 8,000,000

            September 30, 2000             $ 8,000,000


            8.02. Debt for Borrowed Money. The Borrowers shall not, and shall not permit any of their Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any Debt for Borrowed Money, except:

     (a) with respect to the Borrowers and their Subsidiaries, Debt for Borrowed Money under the Loan Papers;

     (b) with respect to the Borrowers and their Subsidiaries, Debt for Borrowed Money in existence on the Closing Date described on Schedule 8.02
                                                             -------------
hereto and not otherwise permitted pursuant to the terms of this Section 8.02, in each case only in the principal amounts and as such Debt for Borrowed Money exists as of the Closing Date;

     (c) provided that no Default or Event of Default exists or would result from the incurrence thereof , (i) Debt owed between or among the Domestic Borrower and the DB Subsidiaries, (ii) owed between or among the Foreign Borrower and the FB Subsidiaries, (iii) Debt owed by Foreign Borrower or by an FB Subsidiary to Domestic Borrower or a DB Subsidiary and (iv) owed by the Domestic Borrower to the Foreign Borrower or an FB Subsidiary incurred for the purpose of making scheduled payments on the High Yield Indebtedness or payment hereunder;

     (d) so long as there exists no Default or Event of Default both before and after giving effect thereto, Debt of either Borrower in respect to Interest Rate Protection Agreements;

     (e) so long as there exists no Default or Event of Default both before and after giving effect thereto, Debt of either Borrower in respect of Permitted Refinancing Indebtedness;

     (f) so long as there exists no Default or Event of Default both before and after giving effect to the incurrence thereof and in form and substance acceptable to the Administrative Agent, secured Debt (including Capital Leases) of either Borrower or its Subsidiaries in an amount outstanding at any one time during the term of this Agreement not to exceed an amount equal to $50,000,000;

     (g) so long as there exists no Default or Event of Default both before and after giving effect to the incurrence thereof and in form and substance acceptable to the Administrative Agent, secured or unsecured Debt (including Capital Leases) of either Borrower (in addition to permitted Debt described above) in an amount outstanding at any one time during the term of this Agreement not to exceed an amount equal to $10,000,000; and

     (h) so long as there exists no Default or Event of Default both before and after giving effect to the incurrence thereof, and so long as the Domestic Borrower delivers to the Administrative Agent and the Lenders a pro forma Compliance Certificate giving effect to the incurrence of any High

Yield Indebtedness and demonstrating compliance with the terms of this Agreement and the Loan Papers throughout the term of the Loan, unsecured High Yield Indebtedness of the Domestic Borrower in an amount in the aggregate over the term of this Agreement not to exceed an amount equal to$250,000,000 with such other terms and conditions as agreed to by the Administrative Agent and the Borrower.

     8.03. Liens. The Borrowers shall not, and shall not permit any of their Subsidiaries to, create, assume, incur, permit or suffer to exist, directly or indirectly, any Lien on any of its assets or Properties, whether now owned or hereafter acquired, except (a) Permitted Liens and IRU swaps in the ordinary course of business as described in Section 8.16 hereof, and (b) so long as no Default or Event of Default exists or would result from the incurrence of such Lien, Liens securing Debt permitted to be incurred by Section 8.02(c), Section 8.02(d),Section 8.02(f), and Section 8.02(g) hereof (and any Permitted Refinancing Indebtedness of such Debt, but only so long as such Debt secured thereby shall not be increased) and the Liens shall cover Properties of the Obligor and purchased with the proceeds of such Debt and shall not cover additional assets of the Borrowers or their Subsidiaries. The Borrowers shall not, and shall not permit their Subsidiaries to, agree with any other Person that it shall not create, assume, incur, permit or suffer to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its assets or Properties.

     8.04. Investments. The Borrowers shall not, and shall not permit their Subsidiaries to, make any Investment, except that either Borrower or its Subsidiaries may purchase or otherwise acquire and own:

     (a) Marketable, direct obligations of, or guaranteed by, the United States of America and maturing within 365 days of the date of purchase;

     (b) Commercial paper issued by U.S. corporations that have a rating of A-1/P-1 or better by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (c) Certificates of deposit of domestic banks maturing within 365 days of the date of purchase, which banks' debt obligations have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (d) Securities issued by U.S. corporations that have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (e)    Investments in acquisitions permitted by Section 8.05(b) hereof;

     (f) Accounts receivable that arise in the ordinary course of business and are payable on standard terms;

     (g) Investments that are in existence on the Closing Date and described on Schedules 5.01(a) and 8.04 hereto;
   --------------------------

     (h) so long as there exists no Default or Event of Default both at the time of such Investment and immediately after giving effect thereto, Investments in Approved Subsidiaries, including Debt which is permitted under Section 8.02(c); provided that neither of the Borrowers nor any of their Subsidiaries may create or acquire any Subsidiary pursuant to this Section 8.04(h) or (i), without having first given five days prior written notice to the Administrative Agent in accordance with the terms of Section 11.02 hereof;

     (i) so long as there exists no Default or Event of Default both at the time of such Investment and immediately after giving effect thereto, (i) after the issuance of the High Yield Indebtedness, Investments in Japan Backhaul Company not in excess of $35,000,000 and (ii) Investments in FB Subsidiaries or Foreign DB Subsidiaries which are not Approved Subsidiaries, each of which shall have assets with a book value of less than $2,000,000 and all of which in the aggregate shall have assets with a book value of less than $10,000,000 (minus the amount of Investment permitted to be invested in Rustelnet in Section 8.04(j) below); and

     (j) so long as there exists no Default or Event of Default both at the time of such Investment and immediately after giving effect thereto, Investments in Rustelnet until such time as the book value of its assets exceeds $5 million, at which time Rustelnet shall become an Approved Subsidiary.

     8.05. Liquidation, Disposition or Acquisition of Assets, Merger, New Subsidiaries. The Borrowers shall not, and shall not permit any of their Subsidiaries to, at any time:

     (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up; or sell, lease, abandon, transfer or otherwise dispose of all or any part of its assets, Properties or business other than (i) Permitted Asset Sales, (ii) any sale, transfer, liquidation or dissolution of any Subsidiary, provided the assets of that Subsidiary are transferred either to the Foreign Borrower or an Approved Subsidiary, (iii) transactions permitted in Sections 8.04(i) and (j), and (iv) transactions described in Section 8.18 with respect to the Onyx Entities.

     (b) except as permitted in Sections 8.04(i) and (j) hereof, acquire any assets, Property or business of any other Person, or participate in any joint venture, except (i) assets and Property acquired in the ordinary course of business, and (ii) provided that the Foreign Borrower and Approved Subsidiaries comply fully with Section 6.11 hereof, and upon the execution and delivery of the required Loan Papers, Permitted Acquisitions may be consummated by the Foreign Borrower and Approved Subsidiaries; or

     (c) enter into any merger, amalgamation, or consolidation, except that, so long as there exists no Default or Event of Default and none is caused thereby, after delivery of prior written notice to the Administrative Agent,(i) any Domestic DB Subsidiary may merge, amalgamate, or consolidate with or into an Approved Subsidiary which is another Domestic DB Subsidiary, the Foreign Borrower, an FB Subsidiary or a Foreign DB Subsidiary (so long as the Foreign Borrower, such FB

Subsidiary or Foreign DB Subsidiary is the surviving entity), (ii) any FB Subsidiary or Foreign DB Subsidiary may merge, amalgamate, or consolidate with or into an Approved Subsidiary which is another Foreign DB Subsidiary, the Foreign Borrower, or an FB Subsidiary (so long as the Foreign Borrower, such FB Subsidiary or Foreign DB Subsidiary is the surviving entity and such entity has executed an Unlimited Guaranty), and (iii) the Onyx Entities may enter into the transactions described in Section 8.18 hereof.

     8.06. Guaranties; Contingent Liabilities. Other than Debt permitted pursuant to Section 8.02 hereunder, the Borrowers shall not, and shall not
            ------------
permit any of their Subsidiaries to, at any time make or issue any Guaranty, or assume, be obligated with respect to, or permit to be outstanding any Contingent Liabilities, except pursuant to the Loan Papers.

     8.07. Restricted Payments. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly declare, make or pay any Restricted Payment; provided, however

            (a)  in addition to Investments permitted under Section 8.04(h),
     (i), and (j) hereof, (i) any DB Subsidiary may declare, make and pay Restricted Payments to the Domestic Borrower (prior to the issuance of the High Yield Indebtedness), the Foreign Borrower, or any Approved Subsidiary, and (ii) any FB Subsidiary or Foreign DB Subsidiary may declare, make or pay Restricted Payments to the Foreign Borrower or any Approved Subsidiary;

            (b) so long as there exists no Default or Event of Default both before and immediately after giving effect to any such Restricted Payment, the Borrowers may make loans and advances to employees of the Borrowers and their Subsidiaries which, in the aggregate over the term of this Agreement, do not exceed $100,000; and

            (c)  so long as

                 (i) there exists no Default or Event of Default both before and after giving effect to any such Restricted Payment, and

                 (ii) with respect to any such distribution relating to the High Yield Indebtedness, the date any such Distribution is made is such time as the value of the Interest Reserve Securities is zero, then the Foreign Borrower and any Subsidiary may declare, make and pay Restricted Payments constituting Dividends to the Domestic Borrower in an amount not to exceed the scheduled cash interest due and payable on the outstanding High Yield Indebtedness,

            (d) The Domestic Borrower may make payments of scheduled cash interest on the outstanding High Yield Indebtedness (i) to the extent such payments are made from direct proceeds of the Interest Reserve Securities, and (ii) to the extent the Domestic Borrower receives permitted Distributions from the Foreign Borrower for such purpose in accordance with the terms of Sections 8.07(c) hereof; and

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

            (e) The Borrower and its Subsidiaries may make scheduled payments of Debt permitted to be incurred under Section 8.02 hereof and payments from proceeds of collateral subject to Permitted Liens securing such Debt.

     8.08. Affiliate Transactions. The Borrowers shall not, and shall not permit any of their Subsidiaries to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its assets or Properties to any Affiliate, on terms materially less advantageous to such Borrower or any such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate, except those transactions described on
Schedule 8.08 hereof and to the extent applicable, Schedule 8.16 hereof.
-------------                                      -------------

     8.09. Compliance with ERISA. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, or permit any member of its Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Lenders) liability to either Borrower or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of liability of either Borrower or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to either Borrower or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any liability to either Borrower, or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of either Borrower, or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

     8.10. Capital Stock. The Borrowers shall not, and shall not permit any Subsidiary to (a) make or permit any transfer, assignment, distribution, a mortgage, charge, pledge or gift of any shares of Capital Stock, except (i) to the Foreign Borrower or a wholly owned direct or indirect Subsidiary of the Foreign Borrower, 100% of whose Capital Stock has been pledged as Collateral, that has executed an Unlimited Guaranty of the Obligations and for whom an opinion of foreign counsel acceptable in form and substance has been received by Administrative Agent, and (ii) for asset sales permitted by Section 8.05(a) hereof and (b) issue any Capital Stock.

     8.11. Sale and Leaseback. The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets.

     8.12. Sale or Discount of Receivables. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly sell, with or without recourse, for discount or otherwise, any notes or accounts receivable.

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

     8.13. Limitation on Restrictive Agreements. Except in connection with the issuance of Debt under Section 8.02 hereof, the Borrowers shall not, and shall
                       ------------
not permit any of their Subsidiaries to, except as otherwise described on
Schedule 8.13 hereto, enter into any indenture, agreement, instrument, financing
-------------
document or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes conditions (which are no more restrictive than those contained herein) upon: (a) the incurrence of indebtedness, (b) the granting of Liens, (c) the making or granting of Guarantees, (d) the payment of dividends or Distributions, (e) the purchase, redemption or retirement of any Capital Stock of such Borrower or any Subsidiary of either Borrower, (f) the making of loans or advances, (g) transfers or sales of Property or assets (including Capital Stock) by either Borrower, or any of their Subsidiaries, (h) the making of Investments, (h) any change of control or management, (i) the making of changes or amendments to this Agreement or any other Loan Paper, or (j) the acceptance of a waiver or consent with respect to any term or provision of this Agreement or any other Loan Paper.

     8.14. Amendment of Material Agreements. The Borrowers shall not, and shall not permit any of their Subsidiaries to, amend, waive or consent to any deviation from any provision of any documentation or agreements (other than in the ordinary course of business) that would be adverse to the Lenders of (i) any material agreement relating to either Borrower or any such Subsidiary, (ii) in any material respect, articles of incorporation, by-laws and other organizational documents of either Borrower or any of their Subsidiaries, (iii) the Japan-US Agreement, (iv) the TAT-14 Agreement, (v) any indentures, agreements or other documentation executed in connection with the High Yield Indebtedness, and (vi) the Warrants.

     8.15. Name Changes. Neither Borrower shall, or shall permit any of their Subsidiaries to, change its name or address without notifying Administrative Agent 30 calendar day prior to such name change.

     8.16. Cable Contracts. The Borrowers shall not, and shall not permit any of their Subsidiaries to grant a Lien in any interest in any fiber contract to any party other than the Administrative Agent for the benefit of the Lenders, other than pursuant to IRU swaps in the ordinary course of business.

     8.17. The Interest Reserve Securities. Neither the Domestic Borrower or the Foreign Borrower shall, and nor shall they permit any of their Subsidiaries to (i) use any funds to purchase Interest Reserve Securities except proceeds from the issuance of the High Yield Indebtedness, and interest accrued on such amounts, (ii) commingle any proceeds of the Interest Reserve Securities with any other funds of the Domestic Borrower, the Foreign Borrower or any of their Subsidiaries, or (iii) use the proceeds of the Interest Reserve Securities for any purpose other than for the Domestic Borrower to make cash interest payments that are due and payable on the High Yield Indebtedness.

     8.18. Onyx Transactions. So long as there exists no Default or Event of Default both before and after giving effect to any of the transactions otherwise permitted under this Section 8.18 and upon 10 days written notice to the Administrative Agent, then notwithstanding anything to the contrary in this Credit Agreement or any security agreements, pledge agreements, share charges or any other Loan Paper that creates or authorizes a lien, pledge, mortgage, charge or debenture on the shares of the Onyx

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

Entities or the assets of the Onyx Entities, the following transactions shall be permitted, subject to the limitations specifically set forth below, without any further consent of the Lenders.

     (a) Asset Transfers. Prior to the occurrence any of the other transactions set forth in this Section 8.18, shares in or assets of all or any of the Onyx Entities may be transferred to another Onyx Entity; provided that, except as set forth in subsection (b), the resulting Onyx Parent Company must be a direct, wholly-owned Subsidiary of either the Domestic Borrower or the Foreign Borrower and its shares must be pledged or charged by the Domestic Borrower or the Foreign Borrower, as applicable, to secure such Borrower's Obligations under this Credit Agreement.

     (b) Issuance of Equity Securities. The Onyx Parent Company may issue equity securities, in a public or private placement, equal to at least 5% but not greater than 35%, of the then outstanding equity interests of such entity without making a mandatory prepayment or causing a Commitment reduction under
Article 2 of this Credit Agreement. Concurrently with the closing of any such issuance, the Administrative Agent, on behalf of the Lenders, shall:

            (i) Release any and all rights the Administrative Agent or the Lenders may have under Unlimited Guaranties executed by any Onyx Entity;

            (ii) Release any and all rights the Administrative Agent or the Lenders may have under security agreements, pledge agreements, share charges or any other Loan Paper that creates or authorizes a lien, pledge, mortgage, charge or debenture on the assets owned by the Onyx Entities, including any equity interests in one Onyx Entity held by another Onyx Entities;

            (iii) Execute any and all releases, termination statements and such other documents or instruments as may reasonably be required to effectuate the foregoing; provided that, the applicable Borrower or the Onyx Parent Company shall pay the Administrative Agent's reasonable costs and expenses (including legal counsel) related to such releases, and provided further that nothing in this subsection (b) shall require Lender to release the pledge of or charge on the shares of the Onyx Parent Company.


                        ARTICLE IX.  EVENTS OF DEFAULT

     9.01. Events of Default. Any one or more of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of Law, or otherwise:

     (a) Either Borrower shall fail to pay any (i) principal payable under any Loan Paper on the date due; or (ii) any interest, fees or other amounts payable within three business days of the date due;

     (b) Any representation or warranty made or deemed made by any Obligor (or any of its officers or representatives) under or in connection with any Loan Paper shall prove to have been incorrect or misleading in any material respect when made or deemed made;

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

     (c) Either Borrower shall fail to perform or observe any term or covenant contained in Section 7.05 hereof or in Article VIII hereof;

     (d) Any Obligor shall fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Paper, other than those described in Sections 9.01(a), (b) and (c) above, and such failure shall not be remedied within thirty days following the earlier of the such Borrower's knowledge of such failure or notice from any Lender of the occurrence of such failure;

     (e) Any of the following shall occur: (i) Any Loan Paper or material provision thereof shall, for any reason, not be valid and binding on the Obligor signatory thereto, or cease to create a valid and perfected first priority Lien in the Collateral purported to be covered thereby or not be in full force and effect, or shall be declared to be null and void; provided that if any Guaranty by a Subsidiary that is not an Approved Subsidiary is invalid for any reason not known to Borrowers at the time of the execution of such Guaranty, then the invalidity shall not be an Event of Default if within 45 days such Subsidiary enters into an agreement guaranteeing the Obligations hereunder the fullest extent allowed under applicable law; or (ii) the validity or enforceability of any Loan Paper shall be contested by any Obligor, any Subsidiary or any Affiliate of either Borrower; or (iii) any Obligor shall deny in writing that it has any or further liability or obligation under its respective Loan Papers; or
(iv) any default or breach under any provision of any Loan Papers shall continue after the applicable grace period, if any, specified in such Loan Paper;

     (f) Any of the following shall occur: (i) either Borrower or any of their Subsidiaries (other than Rustelnet) shall make an assignment for the benefit of creditors or be unable to pay its debts generally as they become due;
(ii) either Borrower or any of their Subsidiaries (other than Rustelnet) shall petition or apply to any Tribunal for the appointment of a trustee, receiver, or liquidator of it, or of any substantial part of its assets, or shall commence any proceedings relating to such Borrower or any of its Subsidiaries (other than Rustelnet) or any Debtor Relief Laws; (iii) any such petition or application shall be filed, or any such proceedings shall be commenced, against either Borrower or any of their Subsidiaries (other than Rustelnet), or an order, judgment or decree shall be entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings, and such petition or application shall be consented to or uncontested by either Borrower or such Subsidiary, or if contested by either Borrower or such Subsidiary, shall not be dismissed within 60 days following the filing of such petition or application;
(iv) any final order, judgment, or decree shall be entered in any proceedings against either Borrower or any of their Subsidiaries (other than Rustelnet) decreeing its dissolution; or (v) any final order, judgment, or decree shall be entered in any proceedings against either Borrower or any of their Subsidiaries (other than Rustelnet) decreeing its split-up which requires the divestiture of a substantial part of its assets;

     (g) Any of the following shall occur: (i) either Borrower or any or their Subsidiaries shall fail to pay any Debt (other than Debt under the Loan Papers) in an aggregate amount of $1,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) either Borrower or any of their Subsidiaries shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, and can result in acceleration of the maturity of such Debt; or
(iii) any such Debt shall be declared to be due and payable, or required to be prepaid, mandatorily redeemed or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there shall exist a breach by either Borrower or any of their Subsidiaries under one or more material contracts the effect of which could reasonably be expected to cause a Material Adverse Change;

     (h) Any Obligor shall have any final judgment(s) outstanding against it, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may cause the creation of Liens against or seizure of any of its Property;

     (i) Any of the following shall have occurred: (i) Any ERISA Event shall have occurred with respect to a Plan of either Borrower or any Subsidiary of either Borrower, and the sum of the Insufficiency of such Plan and liabilities relating thereto is equal to or greater than $1,000,000 or (ii) either Borrower or any of their Subsidiaries or any ERISA Affiliate of any of them shall have committed a failure described in Section 302(f)(l) of ERISA, and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $1,000,000;

     (j) Either Borrower, or any ERISA Affiliate of either Borrower shall have been notified by the sponsor of a Multiemployer Plan that (A) it has incurred Withdrawal Liability to such Plan in an amount that exceeds $1,000,000 or requires payments exceeding $1,000,000 per annum, or (B) such Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result thereof the aggregate annual contributions to all Multiemployer Plans in reorganization or being terminated is increased over the amounts contributed to such Plans for the preceding Plan year by an amount exceeding $1,000,000;

     (k) Any of the following shall have occurred: (i) A final non-appealable order is issued by any Tribunal, including, but not limited to, the FCC, any applicable PUC, or the United States Justice Department, requiring any Obligor to divest a substantial portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws, or
(ii) any Tribunal shall condemn, seize, or otherwise appropriate, or take custody or control of all or any portion of the assets with a book value of more than $1,000,000 of either Borrower or any of their Subsidiaries;

     (l) Any of the following shall have occurred if the effect thereof could be reasonably expected to cause a Material Adverse Change: (i) Any License whether presently existing or hereafter granted to or obtained by either Borrower or any of their Subsidiaries shall expire without renewal or be suspended or revoked, or (ii) either Borrower or any of their Subsidiaries shall become subject to any injunction or other order affecting or which may affect such Borrower's or any of its Subsidiary's present or proposed operations under any such License;

     (m) Any civil action, suit or proceeding shall be commenced against either Borrower, any of their Subsidiaries under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970)("RICO") and such suit shall be adversely determined by a court of applicable jurisdiction, and which is either non-appealable or which either Borrower or such Subsidiary has elected not to appeal; or any criminal action or proceeding shall be commenced against either Borrower, or any of their Subsidiaries under any federal or state racketeering statute (including, without limitation, RICO);

     (n)    There shall occur a Change of Control;

     (o) Any Litigation commenced against either Borrower or any of their Subsidiaries and is adversely determined by a court of applicable jurisdiction, which such Litigation is either non-appealable or which such Obligor has elected not to appeal, and in either case, is reasonably expected to cause a Material Adverse Change;

     (p) Either Borrower or any of their Subsidiaries shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC or any applicable PUC, and such failure could reasonably be expected to cause a Material Adverse Change; or any License or authorization constituting authorizations, permits or licenses of either Borrower or any of their Subsidiaries material to the operation of the business of such Borrower and any of its Subsidiaries, has expired or shall expire without having been renewed or shall be canceled or impaired, and such expiration, cancellation or impairment could reasonably be expected to cause a Material Adverse Change;

     (q) Either Borrower or any of their operating Subsidiaries shall fail to operate its business for any period of time which, in the aggregate, could reasonably be expected to cause a Material Adverse Change;

     (r) Any Substantial Portion shall not, for any reason (including, without limitation, loss of FCC License, network or otherwise) be operating for a period in excess of 30 days. For purposes of this Section 9.01(t), "Substantial Portion" means any portion of the assets or Properties of either Borrower and their Subsidiaries that has generated, for the most recently completed twelve month period, in excess of five percent of the Operating Cash Flow;


     (s)    Any of the following shall have occurred:

            (i) Less than 66% of the Capital Stock of the Foreign Borrower shall be subject to a first priority perfected pledge or Lien in favor of the Administrative Agent to secure the Domestic Revolver Loan Obligations; or

            (ii) Less than 100% of the Capital Stock of the Foreign Borrower shall be subject to a first priority perfected pledge or Lien in favor of the Administrative Agent to secure the Foreign Revolver Loan Obligations; or

     (t) Any of the Borrower or any of its Subsidiaries shall fail to be Year 2000 Compliant and such failure could reasonably be expected to result in an Material Adverse Change; or

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

     (u) For any reason, the loss of the chief executive officer of the Domestic Borrower, if a replacement acceptable to Majority Lenders is not found within 60 calendar days of such event.

     9.02. Remedies upon Default. If an Event of Default described in Section 9.01(f) shall occur, the aggregate unpaid principal balance of and accrued interest on all Advances shall, to the extent permitted by applicable Law, thereupon become due and payable concurrently therewith, without any action by Administrative Agent or any Lender, and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived. Subject to the foregoing sentence, if any Event of Default shall occur and be continuing, Administrative Agent may at its election, or shall at the direction of the Majority Lenders, do any one or more of the following:

     (a) Declare the entire unpaid balance of all Obligations immediately due and payable, whereupon it shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind (except notices specifically provided for under Section
9.01 hereof), all of which are hereby expressly waived (except to the extent waiver of the foregoing is not permitted by applicable Law);

     (b)    Terminate the Commitments;

     (c)    Reduce any claim of Administrative Agent and Lenders to judgment;

     (d) Demand (and the Borrowers shall pay to Administrative Agent) immediately upon demand and in immediately available funds, the amount equal to the aggregate amount of the Letters of Credit then outstanding, irrespective of whether such Letters of Credit have been drawn upon, all as set forth and in accordance with the terms of provisions of Article III hereof, including the proviso of Section 3.03(b). The Administrative Agent shall promptly advise the Borrowers of any such declaration or demand but failure to do so shall not impair the effect of such declaration or demand; and

     (e) Exercise any Rights afforded under any Loan Papers, by Law, including but not limited to the UCC, at equity, or otherwise.

     9.03. Cumulative Rights. All Rights available to Administrative Agent and Lenders under the Loan Papers shall be cumulative of and in addition to all other Rights granted thereto at Law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not Administrative Agent or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

     9.04. Waivers. The acceptance by Administrative Agent or any Lender at any time and from time to time of partial payment of any amount owing under any Loan Papers shall not be deemed to be a waiver of any Default or Event of Default then existing. No waiver by Administrative Agent or any Lender of any Default or Event of Default shall be deemed to be a waiver of any Default or Event of Default other than such Default or Event of Default. No delay or omission by Administrative Agent or any Lender in exercising any Right under the Loan Papers shall impair such Right or be construed

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

as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

     9.05. Performance by Administrative Agent or any Lender. Should any covenant of any Obligor fail to be performed in accordance with the terms of the Loan Papers, Administrative Agent may, at its option, perform or attempt to perform such covenant on behalf of such Obligor. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor any Lender assumes, and shall not ever have, except by express written consent of Administrative Agent or such Lender, any liability or responsibility for the performance of any duties or covenants of any Obligor.

     9.06. Expenditures. The Borrowers shall reimburse Administrative Agent and each Lender for any reasonable sums spent by it in connection with the exercise of any Right under Section 9.05 hereof. Such sums shall bear interest at the lesser of (a) the Base Rate (whether or not in effect), plus 2.00% per annum and
(b) the Highest Lawful Rate, from five days after the date any Lender makes demand to the Borrower for reimbursement of such amount until the date of repayment by the Borrowers.

     9.07. Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender any Rights to exercise control over the affairs and/or management of any Obligor, the power of Administrative Agent and each Lender being limited to the Rights to exercise the remedies provided in this Article; provided, however,
                                                          --------  -------
that if Administrative Agent or any Lender becomes the owner of any partnership, stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal Rights as it may have by being an owner of such stock or other equity interest in such Person.


                     ARTICLE X.  THE ADMINISTRATIVE AGENT

     10.01. Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Agent by the terms of the Loan Papers, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Papers (including without limitation enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or all Lenders, if required under Section 11.01 hereof), and such instructions shall be binding upon all Lenders; provided, however, that
                                                     --------  -------
Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to any Loan Papers or applicable Law. Administrative Agent agrees to give to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement, and to distribute to each applicable Lender in like funds all amounts delivered to Administrative Agent by the Borrowers for the individual account of any Lender pro rata in accordance with the Applicable Specified Percentage, as set forth

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

in this Agreement. Functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relationship in respect of any Lender by reason of this Agreement or any other Loan Paper.

      10.02. Administrative Agent's Reliance, Etc. Neither Administrative Agent, nor any of its directors, officers, agents, employees, or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Paper, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrowers or any of their Subsidiaries), independent public accountants, and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Papers; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Papers on the part of the Borrowers and their Subsidiaries or to inspect the Property (including the books and records) of the Borrowers or their Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Papers, or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Papers by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

      10.03. Bank of America, N.A. and Affiliates. With respect to its Domestic Revolver Commitment, its Foreign Revolver Commitment, its Advances, and any Loan Papers, Bank of America, N.A. has the same Rights under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent. Bank of America, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Obligor, any Affiliate thereof, and any Person who may do business therewith, all as if Bank of America, N.A. were not Administrative Agent and without any duty to account therefor to any Lender.

      10.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on the financial statements referred to in Section 5.01(j),
Section 7.01 and Section 7.02 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

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

      10.05. Indemnification by Lenders. Lenders shall indemnify Administrative Agent, pro rata in accordance with each Lender's Total Specified Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of any Loan Papers or any action taken or omitted by Administrative Agent thereunder, including any negligence of Administrative Agent; provided, however, that no
                                                  --------  -------
Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, Lenders shall reimburse Administrative Agent, pro rata in accordance with each Lender's Total Specified Percentage, promptly upon demand for any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal and other advice in respect of rights or responsibilities under, the Loan Papers. The indemnity provided in this Section 10.05 shall survive the termination of this Agreement.

      10.06. Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Lenders and the Borrower, and may be removed at any time with or without cause by the action of all Lenders (other than Administrative Agent, if it is a Lender). Upon any such resignation or removal, Majority Lenders shall have the right to appoint a successor Administrative Agent with the prior written consent of the Borrowers (which shall not be unreasonably withheld), provided that, if there exists an Event of Default that is continuing, no consent of the Borrowers shall be required. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the Rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Papers, provided that if the retiring or removed Administrative Agent is unable to appoint a successor Administrative Agent, Administrative Agent shall, after the expiration of a sixty day period from the date of notice, be relieved of all obligations as Administrative Agent hereunder. Notwithstanding any Administrative Agent's resignation or removal hereunder, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                          ARTICLE XI.  MISCELLANEOUS

     11.01.  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Papers, nor consent to any departure by the Borrower or any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Administrative Agent with the consent of the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall (and the
       --------  -------
result of action or failure to take action shall not) unless in writing and signed by all of Lenders and Administrative Agent, (a) increase the Domestic Revolver Commitment, (b) increase the Foreign Revolver Commitment (c) reduce any principal, interest, fees, or other amounts payable hereunder, or waive or result in the waiver of any Event of Default under Section 9.01(a) hereof, (d) postpone any date fixed for any payment of principal, interest, fees, or other amounts payable hereunder, (e) release or impair any collateral or guaranties securing any Obligor's obligations hereunder, other than releases contemplated hereby and by the other Loan Papers, (e) change the meaning of "Total Specified Percentage", "Domestic Revolver Specified Percentage", "Foreign Revolver Specified Percentage" or the number of Lenders required to take any action hereunder, change the definitions of "Commitment", "Domestic Revolver Commitment", "Foreign Revolver Commitment", "Maturity Date", "Majority Lenders", or "Letter of Credit Commitment", or (f) amend this Section 11.01. No amendment, waiver, or consent shall affect the Rights or duties of Administrative Agent under any Loan Papers, unless it is in writing and signed by Administrative Agent in addition to the requisite number of Lenders.

     11.02.  Notices.

    (a) Manner of Delivery. All notices communications and other materials to be given or delivered under the Loan Papers shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing. All written notices, communications and materials shall be sent by registered or certified mail, postage prepaid, return receipt requested, by telecopier, or delivered by hand. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent Administrative Agent, any Lender or the Borrower has acted in reliance on such telephonic notice.

     (b) Addresses. All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

    (i)  If to the Borrowers or any or their Subsidiaries.:

         Pacific Gateway Exchange, Inc.
         533 Airport Blvd., Suite 505
         Burlingame, CA  94010

         Telephone No.:          (650) 375-6730
         Telecopier No.:         (650) 375-6799
         Attention:              Ms. Sandra Grey
                                 Chief Financial Officer

         With copies to (which is not required for effective delivery as set forth above):

         Mayer, Brown & Platt
         190 South La Salle Street
         Chicago, Illinois  60603-3441

         Telephone No.:          (312) 701-7273
         Facsimile No.:          (312) 701-7711
         Attention:              J. Thomas Mullen, Esq.

    (ii) If to Administrative Agent:

         Bank of America, N.A.
         901 Main Street, 64th Floor
         Dallas, Texas  75202

         Telephone No.:          (214) 209-1132
         Telecopier No.:         (214) 209-9390
         Attention:              Debra S. Wood


         With a copy to (which is not required for effective delivery as set forth above):

         Donohoe, Jameson & Carroll, P.C.
         3400 Renaissance Tower
         1201 Elm Street
         Dallas, Texas  75270

         Telephone No.:          (214) 698-3814
         Telecopier No.:         (214) 744-0231
         Attention:              Melissa Ruman Stewart

    (iii) If to any Lender, to its address shown opposite its signature block on the signature pages hereto, or on any Assignment and Acceptance, or in any other notice to the Borrowers and the Administrative Agent, or at such other address or, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

     (c) Effectiveness. Each notice, communication and any material to be given or delivered to any party pursuant to this Agreement shall be effective or deemed delivered or furnished (i) if sent by mail, on the fifth day after such notice, communication or material is deposited in the mail, addressed as above provided, (ii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate number, (iii) if sent by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided, and (iv) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered except that notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be effective until received; provided, however, that notices to Administrative Agent pursuant
                --------  -------
to Article II shall be effective when received. The Borrowers agree that Administrative Agent shall have no duty or obligation to verify or otherwise confirm telephonic notices given pursuant to Article II, and agrees to indemnify and hold harmless Administrative Agent and Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses resulting, directly or indirectly, from acting upon any such notice.

     11.03. Parties in Interest. All covenants and agreements contained in this Agreement and all other Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. Each Lender may from time to time assign or transfer its interests hereunder pursuant to Section
11.04 hereof. Neither Borrower may assign or transfer its Rights or obligations hereunder without the prior written consent of Administrative Agent.

     11.04. Assignments and Participations.

     (a) Each Lender (an "Assignor") may assign its Rights and obligations as a Lender under the Loan Papers to one or more transferees pursuant to an Assignment and Acceptance, so long as (i) each assignment shall be pro rata with respect to the Assignor's Applicable Specified Percentage of a constant, and not a varying percentage of all Rights and obligations thereunder, (ii) each Assignor shall obtain in each case the prior written consent of Administrative Agent and the Borrowers, in each case such consent of the Borrowers not to be unreasonably withheld or delayed, provided that, in the event there exists an Event of Default that is continuing, no consent of the Borrowers shall be required to make an assignment, (iii) each Assignor shall in each case pay a $3,500 processing fee to Administrative Agent and (iv) no such assignment is for an amount less than $5,000,000 and in increments of $1,000,000 (and, if such assignment is a partial assignment, no Lender shall hold less than $5,000,000 immediately after giving effect to any assignment). Assignments and other transfers (except participations) with respect to each Lender's participation in a given Letter of Credit may only be made with the prior written consent of the Administrative Agent. Within five Business Days after Administrative Agent receives notice of any such assignment, the Borrowers shall execute and deliver to Administrative Agent, in exchange for the Notes issued to Assignor, new Notes to the order of such Assignor and its assignee in amounts equal to their respective Applicable Specified Percentages of the Commitments. Such new Notes shall be dated the effective date of the assignment. It is specifically acknowledged and agreed that on and after the effective date of each assignment, the assignee shall be a party hereto and shall have the Rights and obligations of a Lender under the Loan Papers.

    (b) Each Lender may sell participations to one or more Persons in all or any of its Rights and obligations under the Loan Papers; provided, however, that
                                                         --------  -------
(i) such Lender's obligations under the Loan Papers shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of the Loan Papers, (iv) the participant shall be granted the Right to vote on or consent to only those matters described in Sections 11.01(a), (b), (c) and (d) hereof, (v) Obligors, the Administrative Agent, and other Lenders shall continue to deal solely and directly with such Lender in connection with their respective Rights and obligations under the Loan Papers and (vi) no such participation is for an amount less than $5,000,000.

    (c) Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrowers and their Subsidiaries furnished to such Lender by or on behalf of the Borrowers and their Subsidiaries.

    (d) Notwithstanding any other provision set forth in this Agreement, (i) any Lender may at any time create a security interest in all or any portion of its Rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, (ii) no participant of any Lender may further assign or participate any of its interest in the Loan Papers to any Person (except as may be required by Law or a Tribunal having authority over such participant), and (iii) no Lender (other than Bank of America, N.A.) may assign any of its interest in the Loan

Papers to any Person (except as may be required by Law or a Tribunal having authority over Bank of America, N.A.).

     11.05. Sharing of Payments. If, after and during the continuance of any Event of Default, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any Right of set-off, or otherwise) on account of its Advances in excess of its pro rata share of payments made by the Borrowers in accordance with such Lender's Total Specified Percentage, such Lender shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment pro rata in accordance with each Lender's Total Specified Percentage with each of them; provided,
                                                                 --------
however, that if any of such excess payment is thereafter recovered from the
-------
purchasing Lender, its purchase from each Lender shall be rescinded and each Lender shall repay the purchase price to the extent of such recovery together with a pro rata share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.05 may, to the fullest extent permitted by Law, exercise all its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     11.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized (after prior written noticed to the Administrative Agent) at any time and from time to time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers or any of their Subsidiaries against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the other Loan Papers, whether or not Administrative Agent or any Lender shall have made any demand under this Agreement or the other Loan Papers, and even if such obligations are unmatured. Each Lender shall promptly notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of each Lender under this Section 11.06 are in addition to other Rights (including, without limitation, other Rights of set-off) which such Lender may have.

     11.07.  Costs, Expenses, and Taxes.

     (a) Notwithstanding anything to the contrary in the Loan Papers, the Borrowers agrees to pay on demand (i) all costs and expenses of Administrative Agent in connection with the preparation and negotiation of all Loan Papers, including without limitation the reasonable fees and out-of-pocket expenses of Special Counsel, FCC counsel, PUC counsel and local counsel, as appropriate,
(ii) all costs and expenses (including reasonable attorneys' fees and expenses) of Administrative Agent in connection with any interpretation, grant and perfection of any Lien, modification, amendment, waiver, release of any Loan Papers, restructuring or work-out and (iii) all costs and expenses (including reasonable attorneys' fees and expenses) of Administrative Agent and each Lender in connection with any collection of any portion of the Obligations or the enforcement of any Loan Papers during the continuance of an Event of Default.

     (b) In addition, notwithstanding anything to the contrary in the Loan Papers, the Borrowers shall pay any and all stamp, debt, and other Taxes payable or determined to be payable in connection with any payment hereunder (other than Taxes on the overall net income of Administrative Agent or any Lender or franchise Taxes or Taxes on capital or capital receipts of Administrative Agent or any Lender), or the execution, delivery, or recordation of any Loan Papers, and agrees to save Administrative Agent and each Lender harmless from and against any and all liabilities with respect to, or resulting from any delay in paying or omission to pay any Taxes in accordance with this Section 11.07, including any penalty, interest, and expenses relating thereto. All payments by the Borrowers or their Subsidiaries under any Loan Papers shall be made free and clear of and without deduction for any present or future Taxes (other than Taxes on the overall net income of Administrative Agent or any Lender of any nature now or hereafter existing, levied, or withheld, or franchise Taxes or Taxes on capital or capital receipts of Administrative Agent or any Lender), including all interest, penalties, or similar liabilities relating thereto. If the Borrowers shall be required by Law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder (i) the amount so payable shall be increased to the extent necessary so that, after making all required deductions and withholdings (including Taxes on amounts payable to Administrative Agent or any Lender pursuant to this sentence), Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made,
(ii) the Borrowers shall make such deductions or withholdings, and (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 11.07 shall survive the execution of this Agreement, termination of the Commitment, repayment of the Obligations, satisfaction of each agreement securing or assuring the Obligations and termination of this Agreement and each other Loan Paper.

     11.08. Rate Provision. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. In no event shall any Obligor or any other Person be obligated to pay any amount in excess of the Maximum Amount. If Administrative Agent or any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrowers or the other Person entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, each Obligor, Administrative Agent and each Lender shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of inter est throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided that if the Obligations are paid and performed in
                    --------
full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Administrative Agent or Lenders, as appropriate, shall refund to the Borrowers the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, neither Administrative Agent nor any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This
Section 11.08 shall control every other provision of all agreements among the parties to the Loan Papers pertaining to the transactions contemplated by or contained in the Loan Papers.

     11.09. Severability. If any provision of any Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Paper a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

     11.10. Exceptions to Covenants. No Obligor shall be deemed to be permitted to take any action or to fail to take any action that is permitted as an exception to any covenant in any Loan Papers, or that is within the permissible limits of any covenant, if such action or omission would result in a violation of any other covenant in any Loan Papers.

     11.11. Counterparts. This Agreement and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     11.12.  GOVERNING LAW; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT AND ALL OTHER LOAN PAPERS SHALL BE DEEMED TO BE CONTRACTS MADE IN NEW YORK, NEW YORK, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE GREATER RIGHTS OR REMEDIES UNDER FEDERAL LAW, WHETHER AS NATIONAL BANKS OR OTHERWISE, IN WHICH CASE SUCH CHOICE OF NEW YORK LAW SHALL NOT BE DEEMED TO DEPRIVE ADMINISTRATIVE AGENT AND LENDERS OF ANY SUCH RIGHTS AND REMEDIES AS MAY BE AVAILABLE UNDER FEDERAL LAW) AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWER AGREES THAT THE FEDERAL COURTS OF NEW YORK LOCATED IN NEW YORK CITY, NEW YORK WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE BORROWERS EACH HEREBY WAIVE ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. EACH OF BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER REPRESENTS THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL PROCESS UPON IT. THE BORROWERS AGREE THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL. NOTHING IN THIS SECTION 11.12 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     11.13. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

     11.14. Confidentiality. Each Lender agrees to keep information obtained by it pursuant to the terms hereof or the terms of any other Loan Paper that is not otherwise publicly available ("Confidential Information") confidential in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and agrees that it will only use such Confidential Information in connection with the transactions contemplated by this Agreement and not disclose any of such Confidential Information other than (a) to such Lenders and its Affiliates' (other than an Affiliate which is a competitor of the Borrower or its Subsidiaries) employees, counsel (in-house and outside), accountants, consultants, representatives, professional advisors and agents so long as such Person is advised of the confidentiality of such Confidential Information and the limitation on its use under this Section 11.14, and needs to have knowledge of such Confidential Information for such limited use, (b) to regulatory officials, and in order to comply with any Applicable Law, or other law, regulation or judicial order, or as requested or required by bank regulators or auditors or other governmental authorities or Tribunals, (c) as reasonably deemed necessary in connection with any investigation, legal process or litigation, or (d) to assignees or participants or proposed assignees or proposed participants of all or any part of this credit facility. The failure of any Lender to comply with the provisions of this Section 11.14 shall not affect the Obligations, or the obligation of the Borrowers to comply with the terms of this Agreement and the other Loan Papers, or the validity of any assignment or participation granted pursuant to the terms of this Agreement.

     11.15. Amendment, Restatement, Extension, Renewal and Increase. This Agreement is a renewal and amendment and restatement of the Original Credit Agreement, and, as such, except for the "Obligation" as defined in the Original Credit Agreement (which shall survive, be renewed and restated by the terms of this Agreement), all other terms and provisions supersede in their entirety the Original Credit Agreement. This Agreement is being restated and amended in accordance with the terms of Section 11.01 of the Original Credit Agreement.
All subordination agreements, security agreements, pledge agreements, mortgages, deeds of trust and other documents and instruments granting any security interest or assigning any interest in any assets of the Borrower or any Subsidiary to secure the Obligation executed and delivered in connection with this Agreement that restate any previously granted interest shall supersede any subordination agreements, security agreements, pledge agreements, mortgages, deeds of trust and other documents and instruments granting any security interest or assigning any interest in any assets of the Borrower or any Subsidiary that were executed and delivered in connection with the Original Credit Agreement (the "Original Security Documents"), except for the Liens created under the Original Security Documents which shall remain valid, binding and enforceable Liens against the Borrower, the Subsidiaries and each of the other Persons granting any such Liens. All other Original Security Documents shall continue to secure the Obligations as herein defined, and shall be in full force and effect.

================================================================================
            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK
================================================================================

    IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

THE BORROWERS:
                                   PACIFIC GATEWAY EXCHANGE, INC.


                                   /s/
                                   --------------------------------
                                   By:  Sandra Grey
                                   Its: Chief Financial Officer



                                   PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED


                                   /s/
                                   --------------------------------
                                   By:  Gail Granton
                                   Its: Director

ADMINISTRATIVE AGENT:
                                   BANK OF AMERICA, N.A., as Administrative
                                   Agent


                                   /s/
                                   ----------------------------------
                                   By: Brian D. Corum
                                   Its:  Managing Director


LENDERS:

Domestic Revolver Specified        BANK OF AMERICA, N.A., individually as a
Percentage: 50%                    Lender
Foreign Revolver Specified
Percentage:  50%
Address:
901 Main Street
64th Floor                         /s/
                                   ----------------------------------
Dallas, Texas  75202               By:   Debra S. Wood
Attn.:  Debra S. Wood              Its:  Vice President
Tel:    (214) 209-1132
Facs:   (214) 209-9390

Domestic Revolver Specified        BANKERS TRUST COMPANY, individually
Percentage: 50%                    Lender
as a Foreign  Revolver Specified
Percentage: 50%
Address:

_______________
_______________                     /s/
_______________                     ---------------------------------
Attn.:_________                     By:______________________________
Tel:___________                     Its:_____________________________
Facs:__________


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